UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MERCK & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Raymond V. Gilmartin	Merck & Co., Inc.
Chairman, President & Chief Executive Officer	One Merck Drive
P.O. Box 100
Whitehouse Station, NJ 08889-0100

March 10, 2005

Dear Stockholders:

It is my pleasure to invite you to Merck’s 2005 Annual Meeting of Stockholders. We will hold the meeting on Tuesday, April 26, 2005, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and Proxy Statement and give a report on the Company’s business operations. There will also be time for questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement provides information about Merck in addition to describing the business we will conduct at the meeting.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares using any of the following methods: vote by telephone or the Internet, as described in the instructions you receive; complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or vote in person at the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

April 26, 2005

To the Stockholders:

The stockholders of Merck & Co., Inc. will hold their Annual Meeting on Tuesday, April 26, 2005, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey. The purposes of the meeting are to:

•	elect eight directors;

•	consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005;

•	consider and act upon a stockholder proposal concerning stock option awards;

•	consider and act upon a stockholder proposal concerning subjecting non-deductible executive compensation to shareholder vote;

•	consider and act upon a stockholder proposal concerning elimination of animal-based test methods;

•	consider and act upon a stockholder proposal concerning separating the roles of board chair and CEO;

•	consider and act upon a stockholder proposal concerning availability of Company products to Canadian wholesalers;

•	consider and act upon a stockholder proposal concerning use of shareholder resources for political purposes;

•	consider and act upon a stockholder proposal concerning a report related to the global HIV/AIDS-TB-Malaria pandemics; and

•	transact such other business as may properly come before the meeting.

Only stockholders listed on the Company’s records at the close of business on February 25, 2005 are entitled to vote.

By order of the Board of Directors,

CELIA A. COLBERT

Vice President, Secretary and

Assistant General Counsel

March 10, 2005

[This Page Intentionally Left Blank]

Merck & Co., Inc.

P. O. Box 100

Whitehouse Station, New Jersey 08889-0100

(908) 423-1000

March 10, 2005

Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:	The Board of Directors is soliciting your proxy to vote at the Annual Meeting because you were a stockholder at the close of business on February 25, 2005, the record date, and are entitled to vote at the meeting.

This proxy statement and 2004 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning March 10, 2005. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Merck’s transfer agent, Wells Fargo Bank, N.A., you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Merck.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

Q:	What is “householding” and how does it affect me?

A:	Merck has adopted the process called “householding” for mailing the annual report and proxy statement in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the annual report and proxy statement, unless we receive contrary instructions from any stockholder at that address. Merck will continue to mail a proxy card to each stockholder of record.

If you prefer to receive multiple copies of the proxy statement and annual report at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to Merck Stockholder Services, P.O. Box 100, Whitehouse Station, NJ 08889-0100 or by calling our toll-free number 1-800-613-2104. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting Merck in the same manner.

If you are a beneficial owner, you can request additional copies of the proxy statement and annual report or you can request householding by notifying your broker, bank or nominee.

Q.	Can I access the proxy statement and annual report on the Internet instead of receiving paper copies?

A:	This proxy statement and the 2004 annual report are located on Merck’s web site. Most stockholders can access future proxy statements and annual reports on the Internet instead of receiving paper copies in the mail.

If you are a stockholder of record, you can choose this option by marking the appropriate box on your proxy card or by following the instructions if you vote by telephone or the Internet. If you choose to access future proxy statements and annual reports on the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address for those materials. Your choice will remain in effect until you advise us otherwise.

If you are a beneficial owner, please refer to the information provided by your broker, bank or nominee for instructions on how to elect to access future proxy statements and annual reports on the Internet. Most beneficial owners who elect electronic access will receive an e-mail message next year containing the Internet address for access to the proxy statement and annual report.

Q:	What am I voting on?

A: •	Election of eight directors: Ms. Rochelle B. Lazarus, Dr. William G. Bowen, Mr. Raymond V. Gilmartin, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell;

•	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2005.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2005.

You will also vote on the following stockholder proposals:

•	a proposal concerning stock option awards;

•	a proposal concerning subjecting non-deductible executive compensation to shareholder vote;

•	a proposal concerning elimination of animal-based test methods;

•	a proposal concerning separating the roles of board chair and CEO;

•	a proposal concerning availability of Company products to Canadian wholesalers;

•	a proposal concerning use of shareholder resources for political purposes; and

•	a proposal concerning a report related to the global HIV/AIDS-TB-Malaria pandemics.

The Board recommends a vote AGAINST the stockholder proposals.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?

A:

In the election of directors, the eight persons receiving the highest number of affirmative votes will be elected. The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and approval of the stockholder proposals each require the affirmative vote of a majority of the votes cast. If you are present or represented by proxy at the Annual Meeting and you abstain, your abstention, as well as broker non-votes, are not counted as votes cast on any matter to which they relate.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

Q:	How do I cumulate my votes in the election of directors?

A:	In connection with the cumulative voting feature for the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. For example, when eight directors are to be elected, a holder of 100 shares may cast 800 votes for a single nominee, apportion 100 votes to each of eight nominees or apportion 800 votes in any other manner by so noting in the space provided on the proxy card. Beneficial owners should contact their broker, bank or nominee to cumulate votes for directors. The cumulative voting feature for the election of directors is also available by voting in person at the Annual Meeting; it is not available by telephone or the Internet.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2005 and AGAINST the stockholder proposals on your behalf.

•	By telephone or the Internet. The telephone and Internet voting procedures established by Merck for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that these instructions have been properly recorded.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

Q:	What can I do if I change my mind after I vote my shares?

A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of the Company;

•	submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Who will count the vote?

A:	Representatives of IVS Associates, Inc. will tabulate the votes and act as inspectors of election.

Q:	What shares are included on the proxy card?

A:	The shares on your proxy card represent shares registered in your name as well as shares in the Merck Stock Investment Plan.

However, the proxy card does not include shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard LLC Employee Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan (“Merck Frosst Plan”), MSD Employee Share Ownership Plan, Merial 401(k) Savings Plan (“Merial Plan”) and Medco Health Solutions, Inc. 401(k) Savings Plan. Instead, these participants will receive from plan trustees separate voting instruction cards covering these shares. If voting instructions are not received from participants in the Merck Frosst Plan, the plan trustee will vote the shares in accordance with the recommendations of the Board of Directors. If voting instructions are not received from participants in the Merial Plan, the plan trustee will vote the shares in the same proportion as it votes shares for which voting instructions are received. Trustees for the other plans will not vote shares for which no voting instructions are received from plan participants.

Q:	What constitutes a quorum?

A:	As of the record date, 2,217,618,465 shares of Merck Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you and one guest. If you are a beneficial owner, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100 or by faxing your request to 908-735-1224. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays.

Q:	Are there any stockholders who own more than 5 percent of the Company’s shares?

A:	According to a filing made with the Securities and Exchange Commission on February 14, 2005, Barclays Global Investors, NA and its affiliates (“Barclays”) own approximately 5.9 percent of the Company’s outstanding Common Stock. See “Security Ownership of Certain Beneficial Owners and Management” on page 18 for more information.

Q:	When are the stockholder proposals due for the 2006 Annual Meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel, WS 3A-65, Merck & Co., Inc., One Merck Drive, Whitehouse Station, NJ 08889-0100 and received at this address by November 10, 2005.

If we receive notice after January 24, 2006 of a stockholder’s intent to present a proposal at the Company’s 2006 Annual Meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

Q:	What happens if a nominee for director is unable to serve as a director?

A:	If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

Q:	How much did this proxy solicitation cost?

A:	Georgeson Shareholder Communications, Inc. has been hired by the Company to assist in the distribution of proxy materials and solicitation of votes for $22,000, plus reasonable out-of-pocket expenses. Employees, officers and directors of the Company may also solicit proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

Q:	How can I obtain the Company’s corporate governance information?

A:	The Merck home page is www.merck.com. You may also go directly to www.merck.com/about/corporategovernance for the following information which is available in print to any stockholder who requests it:

•	Restated Certificate of Incorporation of Merck & Co., Inc.

•	By-Laws of Merck & Co., Inc.

•	Policies of the Board—a statement of Merck’s corporate governance principles

•	Merck Board Committee Charters—Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee

•	Stockholder Communications with the Board

•	Merck Code of Conduct – Our Values and Standards

1.    ELECTION OF DIRECTORS

Eight directors are to be elected by stockholders at this Annual Meeting. At the 2004 Annual Meeting of Stockholders, the Amendment to the Company’s Restated Certificate of Incorporation that eliminated the Company’s staggered Board and reinstated the annual election of directors was approved by stockholders. Accordingly, directors assigned to the Class of 2005 stand for election at this Annual Meeting for one-year terms and Directors assigned to the Class of 2006 will stand for election in 2006 and be elected for one-year terms thereafter.

The Board has recommended as nominees for election Ms. Rochelle B. Lazarus, Dr. William G. Bowen, Mr. Raymond V. Gilmartin, Dr. Thomas E. Shenk, Ms. Anne M. Tatlock, Dr. Samuel O. Thier, Mr. Wendell P. Weeks and Mr. Peter C. Wendell. Ms. Lazarus was elected to the Board effective October 26, 2004 to serve until this Annual Meeting and to stand for election by stockholders at the meeting. All other candidates have previously been elected by stockholders. After the election of eight directors at the Annual Meeting, the Company will have twelve directors, including the four continuing directors whose present terms extend beyond the meeting. Information on the nominees and continuing directors follows.

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Nominees

Rochelle B. Lazarus Age—57 2004

Chairman and Chief Executive Officer, Ogilvy & Mather Worldwide (advertising and marketing communication company) for more than five years

Director, General Electric, New York Presbyterian Hospital, American Museum of Natural History and World Wildlife Fund; Member, Advertising Education Foundation, and Board of Overseers, Columbia Business School

William G. Bowen, Ph.D. Age—71 1986

President, The Andrew W. Mellon Foundation (philanthropic foundation) for more than five years

Director, American Express Company; Member, Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund; Chair, Board of Trustees, Ithaka (a non-profit information technology organization)

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Raymond V. Gilmartin Age—64 1994

Chairman of the Board, President and Chief Executive Officer of the Company for more than five years

Director, General Mills, Inc. and Microsoft Corporation; Chairman, International Federation of Pharmaceutical Manufacturers Associations; Executive Committee, Council on Competitiveness and Pharmaceutical Research and Manufacturers of America; Member, The Business Council and The Business Roundtable

Thomas E. Shenk, Ph.D. Age—58 2001

Elkins Professor (since 1984) and Chairman (1996-2004), Department of Molecular Biology, Princeton University

Director, Cell Genesys, Inc. and CV Therapeutics, Inc.; Fellow, American Academy of Arts and Sciences; Member, American Academy of Microbiology and National Academy of Sciences and its Institute of Medicine

Anne M. Tatlock Age—65 2000

Chairman (since June 2000) and Chief Executive Officer (since September 1999), Fiduciary Trust Company International (global asset management services); President, Fiduciary Trust Company International (1994 to 2000)

Director, Franklin Resources, Inc. and Fortune Brands, Inc.; Trustee, American Ballet Theatre Foundation, The Andrew W. Mellon Foundation, The Conference Board, Cultural Institutions Retirement Systems, Howard Hughes Medical Institute, The Mayo Foundation, Teagle Foundation, Vassar College and The World Trade Center Memorial Foundation

Samuel O. Thier, M.D. Age—67 1994

Professor of Medicine and Professor of Health Care Policy, Harvard Medical School since 1994; President (April 1997 through December 2002) and Chief Executive Officer (July 1996 through December 2002), Partners HealthCare System, Inc.

Director, Charles River Laboratories, Inc. and Federal Reserve Bank of Boston; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians; Member, Institute of Medicine of the National Academy of Sciences and Board of Overseers, Teachers Insurance and Annuity Association of America-College Retirement Equities Fund; Trustee, Cornell University and The Commonwealth Fund

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

Wendell P. Weeks Age—45 2004

President and Chief Operating Officer since April 2002, President, Optical Communications (2001 to 2002) and Executive Vice President, Optical Communications (1999 to 2001), Corning Incorporated (technology company in the telecommunications, information display and advanced materials industries)

Director, Corning Incorporated

Peter C. Wendell Age—54 2003

Managing Director, Sierra Ventures (technology-oriented venture capital firm) for more than five years; Chairman, Princeton University Investment Co. since 2002

Charter Trustee, Princeton University; Faculty, Stanford University Graduate School of Business

Directors Whose Terms Expire in 2006

Lawrence A. Bossidy Age—70 1992

Retired; Chairman (July 2001 to June 2002), Chief Executive Officer (July 2001 to February 2002) (also Chairman and Chief Executive Officer from December 1999 to April 2000), Honeywell International Inc.

Director, J.P. Morgan Chase & Co. and Berkshire Hills Bancorp, Inc.; Member, The Business Council and The Business Roundtable

Johnnetta B. Cole, Ph.D. Age—68 1994

President, Bennett College for Women since July 2002; Presidential Distinguished Professor, Emory University (September 1998 through August 2001)

Fellow, American Academy of Arts and Sciences and American Anthropological Association; Member, Council on Foreign Relations and National Council of Negro Women; Chair, Board of Trustees, United Way of America; Trustee, The Carter Center

Name, Age and Year First Elected Director	Business Experience and Other Directorships or Significant Affiliations

William B. Harrison, Jr. Age—61 1999

Chairman and Chief Executive Officer (since December 2001), President and Chief Executive Officer (January to December 2001), J.P. Morgan Chase & Co. (financial services); Chairman and Chief Executive Officer (January through December 2000), The Chase Manhattan Corporation

Member, The Business Council, The Business Roundtable, The Financial Services Forum and The Financial Services Roundtable

William N. Kelley, M.D. Age—65 1992

Professor of Medicine, Biochemistry and Biophysics, University of Pennsylvania School of Medicine since 2000; Chief Executive Officer, University of Pennsylvania Health System, Dean of the School of Medicine and Executive Vice President, University of Pennsylvania (1989 to 2000)

Director, Beckman Coulter, Inc. and GenVec, Inc.; Fellow, American Academy of Arts and Sciences; Master, American College of Physicians and American College of Rheumatology; Member, American Philosophical Society and Institute of Medicine of the National Academy of Sciences; Trustee, Emory University

Independence of Directors

The Board of Directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with the Company. A material relationship is one which impairs or inhibits—or has the potential to impair or inhibit—a director’s exercise of critical and disinterested judgment on behalf of the Company and its stockholders. In determining whether a material relationship exists, the Board considers, for example, the sales or charitable contributions between Merck and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a former employee of the Company. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in pertinent listing standards of the New York Stock Exchange as in effect from time to time. The Committee on Corporate Governance reviews the Board’s approach to determining director independence periodically and recommends changes as appropriate for consideration and approval by the full Board.

Consistent with these considerations, the Board has reviewed all relationships between the Company and the members of the Board and affirmatively has determined that all directors are independent directors except Mr. Gilmartin, who is a Company employee.

Relationships with Outside Firms

Mr. William B. Harrison, Jr. is a director of the Company and in 2004 was the Chairman and Chief Executive Officer of J.P. Morgan Chase & Co., which provided financial advisory, commercial and investment banking services to the Company during 2004.

Ms. Anne M. Tatlock is a director of the Company and in 2004 was the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts and she disclaims beneficial ownership of any such shares.

Dr. Johnnetta B. Cole is a director of the Company and in 2004 was the Chair of the Board of Trustees of United Way of America. The Company, its affiliates and employees contribute to various United Way organizations.

Ms. Rochelle B. Lazarus is a director of the Company and in 2004 was the Chairman and Chief Executive Officer of Ogilvy & Mather Worldwide. The Company has retained Ogilvy & Mather to provide advertising services in the past, including in 2004.

Board Committees

The Board of Directors has seven standing committees: Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee. In addition, the Board from time to time establishes special purpose committees. As announced on December 7, 2004, the Board appointed a Special Committee to review the Company’s actions prior to its voluntary withdrawal of VIOXX, to act for the Board in responding to shareholder litigation matters related to the withdrawal of VIOXX and to advise the Board with respect to any action that should be taken as a result of the review. Dr. William G. Bowen chairs this Special Committee. Other Committee members are Mr. Lawrence A. Bossidy, Dr. William N. Kelley, Ms. Rochelle B. Lazarus, Dr. Samuel O. Thier and Mr. Peter C. Wendell.

Members of the individual standing committees are named below:

Audit	Corporate Governance	Compensation and Benefits	Executive	Finance	Public Policy and Social Responsibility	Research
T. E. Shenk	L. A. Bossidy	L. A. Bossidy(*)	L. A. Bossidy	J. B. Cole	W. G. Bowen	W. N. Kelley(*)
S. O. Thier	W. G. Bowen (*)	W. G. Bowen	W. G. Bowen	A. M. Tatlock (*)	J. B. Cole	T. E. Shenk
W. P. Weeks	W. N. Kelley	J. B. Cole	R. V. Gilmartin (*)	W. P. Weeks	W. B. Harrison, Jr.	S. O. Thier
P. C. Wendell(*)	A. M. Tatlock	W. N. Kelley	S. O. Thier		T. E. Shenk	P. C. Wendell
	S. O. Thier				S. O. Thier (*)

(*)	Chairperson

The Audit Committee, which is comprised of independent directors, is governed by a Board-approved charter that contains, among other things, the Committee’s membership requirements and responsibilities. The Audit Committee oversees the Company’s accounting, financial reporting process, internal controls and audits, and consults with management, the internal auditors and the independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains the Company’s independent auditors. It maintains direct responsibility for the compensation, termination and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee also monitors compliance with the Foreign Corrupt Practices Act and the Company’s policies on ethical business practices and reports on these items to the Board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors, which are described beginning on page 37 of this proxy statement. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, which are described under “Stockholder Communications with the Board” on page 15 of this proxy statement. The Audit Committee’s Report is included on page 37 of this proxy statement and the Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

Financial Expert on Audit Committee:    The Board has determined that Mr. Peter C. Wendell, who currently is the Managing Director of Sierra Ventures, is the Audit Committee financial expert. The Board made a qualitative assessment of Mr. Wendell’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of Sierra Ventures for eight years.

The Committee on Corporate Governance, which is comprised of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping the corporate governance of the Company. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation.

The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Committee evaluates prospective nominees identified on its own initiative or referred to it by other Board members, management, stockholders or external sources and all self-nominated candidates. The Committee uses the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other Board members, management and search companies. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Policies of the Board: (a) be of proven integrity with a record of substantial achievement; (b) have demonstrated ability and sound judgment that usually will be based on broad experience; (c) be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board meetings, Board committee meetings and annual stockholder meetings; (d) possess a judicious and critical temperament that will enable objective appraisal of management’s plans and programs; and (e) be committed to building sound, long-term Company growth. Evaluation of candidates occurs on the basis of materials submitted by or on behalf of the candidate. If a candidate continues to be of interest, additional information about her/him is obtained through inquiries to various sources and, if warranted, interviews.

A stockholder may recommend a person as a nominee for director by writing to the Secretary of the Company. Recommendations must be received by December 27, 2005 in order for a candidate to be considered for election at the 2006 Annual Meeting. As set forth in the Company’s By-Laws, each notice of nomination should contain the following information: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. All the director nominees named in this proxy statement met the Board’s criteria for membership and were recommended by the Committee on Corporate Governance for election by stockholders at this Annual Meeting.

All nominees for election at this Annual Meeting, except Ms. Rochelle B. Lazarus, were previously elected by stockholders. Ms. Lazarus, a new candidate for election by stockholders, joined the Board in October 2004. Ms. Lazarus came to the attention of the Committee on Corporate Governance through a recommendation by a search firm hired by the Committee to identify candidates who meet the criteria outlined above.

The Committee on Corporate Governance Charter, the Company’s By-Laws and the Policies of the Board, which are the Company’s corporate governance guidelines are available on the Company’s website and in print to any stockholder who requests them.

The Compensation and Benefits Committee, which is comprised of independent directors, consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It has responsibility for compensation generally, executive officer salaries, bonus awards and long-term incentive grants, special awards, and supplemental compensation and, except on matters involving the Chief Executive Officer, it makes recommendations to the Board. The Committee makes recommendations on organization, succession, the election of officers, consultantships and similar matters where Board approval is required. It also administers the Company’s Executive Incentive Plan, Base Salary Deferral Plan, Deferral Program and Incentive Stock Plan and appoints and monitors the Management Pension Investment Committee. The Compensation and Benefits Committee Report on Executive Compensation is included on page 19 of this proxy statement and the Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board. The Executive Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Finance Committee, which is comprised of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary. The Finance Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

The Committee on Public Policy and Social Responsibility, which is comprised of independent directors, advises the Board of Directors and management on Company policies and practices that pertain to the Company’s responsibilities as a global corporate citizen, its obligations as a pharmaceutical company whose products and services affect health and quality of life around the world, and its commitment to high standards of ethics and integrity. It reviews social, political and economic trends that affect the Company’s business; reviews the positions and strategies that the Company pursues to influence public policy; monitors and evaluates the Company’s corporate citizenship programs and activities; and reviews legislative, regulatory, privacy and other matters that could impact the Company’s stockholders, customers, employees and communities in which it operates. The Committee on Public Policy and Social Responsibility Charter is available on the Company’s website and in print to any stockholder who requests it.

The Research Committee, which is comprised of independent directors, assists the Board in its oversight of matters pertaining to the Company’s strategies and operations for the research and development of pharmaceutical products and vaccines. The Committee identifies areas and activities that are critical to the success of the Company’s drug and vaccine discovery, development and licensing efforts, as well as evaluates the effectiveness of the Company’s drug and vaccine discovery, development and licensing strategies and operations. The Committee also keeps the Board apprised of this evaluation process and findings and makes appropriate recommendations to the President of Merck Research Laboratories and to the Board on modifications of strategies and operations. The Research Committee Charter is available on the Company’s website and in print to any stockholder who requests it.

Compensation Committee Interlocks and Insider Participation

Mr. Lawrence A. Bossidy, Dr. William G. Bowen, Dr. Johnnetta B. Cole and Dr. William N. Kelley served on the Compensation and Benefits Committee during 2004. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 2004.

Board and Board Committee Meetings

In 2004, the Board of Directors met ten times. Board committees met as follows during 2004: Committee on Corporate Governance, eight times; Compensation and Benefits Committee, eight times; Audit Committee, six times; Finance Committee, three times; Committee on Public Policy and Social Responsibility, and Research Committee, once. No meetings of the Executive Committee were held in 2004. All incumbent directors attended at least 75 percent of the meetings of the Board and of the committees on which they served.

Under the Policies of the Board, Directors are expected to attend regular Board meetings, Board committee meetings and annual stockholder meetings. Twelve of the Company’s thirteen directors, who then comprised the Board, attended the 2004 Annual Meeting of Stockholders.

Non-management directors met without management in seven executive sessions in 2004. The Chairpersons of the Committee on Corporate Governance and the Compensation and Benefits Committee each presided over the executive sessions that pertained to their respective committees’ responsibilities.

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the Board, or specified individual directors, according to the procedures described on the Company’s website at www.merck.com/about/corporategovernance.

In addition, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and the Audit Committee, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. These procedures are described in the Merck Code of Conduct – Our Values and Standards, which is also available on the Company’s website noted above.

Board’s Role in Strategic Planning

The Board of Directors has the legal responsibility for overseeing the affairs of the Company and, thus, an obligation to keep informed about the Company’s business and strategies. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise independently its decision-making authority on matters of importance to the Company. Acting as a full Board and through the Board’s seven standing committees (Audit Committee, Committee on Corporate Governance, Compensation and Benefits Committee, Executive Committee, Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee), the Board is fully involved in the Company’s strategic planning process.

Each year, typically in the summer, senior management sets aside a specific period to develop, discuss and refine the Company’s long-range operating plan and overall corporate strategy. Strategic areas of importance include basic research and clinical development, global marketing and sales, manufacturing strategy, capability and capacity, and the public and political environments that affect the Company’s business and operations. Specific operating priorities are developed to effectuate the Company’s long-range plan. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the conclusions reached at its summer meeting with the Board at an extended meeting that usually occurs in the fall. This meeting is focused on corporate strategy and involves both management presentations and input from the Board regarding the assumptions, priorities and strategies that will form the basis for management’s operating plans and strategies.

At subsequent Board meetings, the Board continues to substantively review the Company’s progress against its strategic plans and to exercise oversight and decision-making authority regarding strategic areas of importance and associated funding authorizations. For example, the Board typically reviews the Company’s overall annual performance at a meeting in the fall and considers the following year’s operating budget and capital plan in December. The Board at its February meeting usually finalizes specific criteria against which the Company’s performance will be evaluated for that year. In addition, Board meetings held throughout the year target specific strategies (for example, basic research) and critical areas (for example, U.S. healthcare public policy issues) for extended, focused Board input and discussion.

The role that the Board plays is inextricably linked to the development and review of the Company’s strategic plan. Through these procedures, the Board, consistent with good corporate governance, encourages the long-term success of the Company by exercising sound and independent business judgment on the strategic issues that are important to the Company’s business.

Compensation of Directors

As described more fully below, this chart summarizes the annual cash compensation for the Company’s non-employee directors during 2004. In addition, each non-employee director received a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. Beyond these and the other standard arrangements described below, no other cash compensation—such as consulting fees—was paid to any such director.

The chart below shows the amount of fees paid during 2004.

2004 Non-Employee Director Cash Retainer and Meeting Fees

Director	Annual Director Retainer	Annual Committee Chair Retainers	Annual Audit Committee Member Retainer	Meeting Fees	Total
Lawrence A. Bossidy	$45,000	$6,250	$—	$28,800	$80,050
William G. Bowen	45,000	6,250	—	33,600	84,850
Johnnetta B. Cole	45,000	—	—	24,000	69,000
William B. Harrison, Jr.	45,000	—	—	12,000	57,000
William N. Kelley	45,000	834	—	45,600	91,434
Rochelle B. Lazarus (1)	11,250	—	—	4,800	16,050
Thomas E. Shenk	45,000	—	1,250	30,000	76,250
Anne M. Tatlock	45,000	5,000	—	22,800	72,800
Samuel O. Thier	45,000	5,000	1,250	42,000	93,250
Wendell P. Weeks (2)	41,250	—	1,250	18,000	60,500
Peter C. Wendell	45,000	6,666	—	31,200	82,866

(1)	Ms. Lazarus was elected to the Board effective October 26, 2004.

(2)	Mr. Weeks was elected to the Board effective February 24, 2004.

Each director who is not a Company employee is compensated for services as a director by an annual retainer of $45,000 (payable in quarterly installments) and a meeting fee of $1,200 for each Board and committee meeting attended. The Chairperson of the Audit Committee is compensated for such service by an annual retainer of $15,000; the Chairpersons of the Committee on Corporate Governance and Compensation and Benefits Committee are compensated for such services by an annual retainer of $10,000; and the Chairpersons of the Finance Committee, Committee on Public Policy and Social Responsibility, and Research Committee are compensated for such services by an annual retainer of $5,000. In addition, each member of the Audit Committee (other than the Chairperson of the Audit Committee) is compensated for such service by an annual retainer of $5,000. A director who is a Company employee does not receive any compensation for service as a director. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ indemnity insurance policies. Directors are also eligible to participate in The Merck Company Foundation Matching Gift Program. The maximum gift total for a director participant in the Program is $10,000 in any calendar year.

Under the Merck & Co., Inc. Plan for Deferred Payment of Directors’ Compensation (“Plan for Deferred Payment of Directors’ Compensation”), each director may elect to defer all or a portion of cash compensation from retainers and meeting fees. Any amount so deferred is, at the director’s election, valued as if invested in any of 19 investment measures, including the Company’s Common Stock, and is payable in cash in installments or as a lump sum on or after termination of service as a director. In addition to the compensation described above, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation of an amount equal to the value of one-third of the annual cash retainer.

In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the “Directors’ Retirement Plan”) (which excluded current or former employees of the Company) was discontinued for directors who joined the Board after December 31, 1995. Directors at the time of the change elected to either continue to accrue benefits under the Directors’ Retirement Plan or, in lieu of accruing benefits under the Directors’ Retirement Plan, receive additional compensation to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors’ Compensation. Eligible directors who elected not to accrue additional retirement benefits under the Directors’ Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997. No current director is accruing a benefit under the Directors’ Retirement Plan.

Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 2001 (the “2001 Non-Employee Directors Stock Option Plan”), on the first Friday following the Company’s Annual Meeting of Stockholders, non-employee directors each receive a non-qualified stock option to purchase 5,000 shares of Merck Common Stock. The options issued since April 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date. Options issued prior to April 2002 become exercisable five years from the grant date and all options expire ten years from the grant date. The exercise price of the options is the average of the high and low prices of the Company’s Common Stock on the grant date as quoted on the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 2001 Non-Employee Directors Stock Option Plan and the prior plans, the 1996 Non-Employee Directors Stock Option Plan and the Non-Employee Directors Stock Option Plan, allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Stock ownership guidelines for directors are set forth in the Policies of the Board, which are available on the Company’s website. A target ownership level of 5,000 shares is to be achieved by each director within five years of joining the Board or as soon thereafter as practical. Shares held in the Merck Common Stock account under the Plan for Deferred Payment of Directors’ Compensation are included in the target goal.

Security Ownership of Certain Beneficial Owners and Management

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director of the Company; (b) each executive officer of the Company named in the Summary Compensation Table (“Named Executive Officers”); (c) all directors, nominees and executive officers as a group; and (d) each person or group owning more than 5 percent of the outstanding shares of Merck Common Stock. Unless otherwise noted, the information is stated as of December 31, 2004 and the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned (a)		Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Raymond V. Gilmartin	601,480	(b)(c)	3,241,264	*
Lawrence A. Bossidy	34,110		18,989	*
William G. Bowen	35,995	(c)	12,659	*
Johnnetta B. Cole	460		14,769	*
William B. Harrison, Jr.	1,400		5,274	*
William N. Kelley	2,435		18,989	*
Rochelle B. Lazarus	4,000	(c)	0	*
Thomas E. Shenk	1,000		5,274	*
Anne M. Tatlock	977	(c)	5,274	*
Samuel O. Thier	20		10,549	*
Wendell P. Weeks	200	(c)	0	*
Peter C. Wendell	2,500		0	*
David W. Anstice	119,831	(b)(c)	1,010,672	*
Peter S. Kim	710		311,144	*
Judy C. Lewent	339,876		1,102,255	*
Per Wold-Olsen	179,649		893,790	*
All Directors, Nominees and Executive Officers as a Group	1,396,185	(b)	9,830,905	*

Barclays(d)	129,893,036		—	5.85%

(a)	Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan for the accounts of individuals as follows: Mr. Gilmartin—7,492 shares, Mr. Anstice—4,854 shares, Dr. Kim—284 shares, Ms. Lewent—6,215 shares, Mr. Wold-Olsen—6,740 shares, and all directors and executive officers as a group—49,939 shares. Does not include phantom shares denominated in Merck Common Stock under the Plan for Deferred Payment of Directors’ Compensation or the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin—124,813 shares, Mr. Bossidy—13,657 shares, Dr. Bowen—10,014 shares, Dr. Cole—8,345 shares, Mr. Harrison—7,304 shares, Dr. Kelley—24,215 shares, Ms. Lazarus—743 shares, Dr. Shenk—3,152 shares, Ms. Tatlock—8,257 shares, Dr. Thier—10,444 shares, Mr. Weeks—1,990 shares, Mr. Wendell—3,190 shares, Mr. Anstice—6,997 shares, Ms. Lewent—9,423 shares and all directors and executive officers as a group—239,691 shares. Does not include restricted stock units denominated in Merck Common Stock under the 2004 Incentive Stock Plan as follows: Mr. Anstice—11,250 shares, Dr. Kim—31,667 shares, Ms. Lewent—12,917 shares, Mr. Wold-Olsen—10,833 shares and all directors and executive officers as a group—165,020 shares.

(b)	Does not include shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin—23,200 shares, Mr. Anstice—539 shares, and all directors and executive officers as a group—47,254 shares. Excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin’s family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee.

(c)	Includes shares of Common Stock in which the beneficial owners share voting and/or investment power as follows: 132,235 shares held by Mr. Gilmartin in a family limited partnership; 10,030 shares held by Dr. Bowen’s spouse and trusts for which he is a trustee; 1,700 shares held by Ms. Lazarus’ spouse and 300 shares held in a custodial account for Ms. Lazarus’ minor child; 577 shares held by Ms. Tatlock’s spouse; 100 shares held in a custodial account for Mr. Weeks’ minor child and 48,977 shares held by Mr. Anstice in a trust for which he is a trustee.

(d)	All information regarding Barclays is based on information disclosed in a Schedule 13G (the “Barclays Filing”) filed with the Securities and Exchange Commission on February 14, 2005, and whose business address is 45 Fremont Street, San Francisco, CA 94105. According to the Barclays Filing, of the 129,893,036 shares of Merck Common Stock owned by Barclays, Barclays has the sole power to vote or direct the vote with respect to 115,429,272 shares and does not share voting power with respect to any other shares and Barclays has the sole power to dispose or direct the disposition of all 129,893,036 shares of Merck Common Stock owned by Barclays. The shares reported are held by Barclays in trust accounts for the economic benefit of the beneficiaries of those accounts.

*	Less than 1 percent of the Company’s outstanding shares of Common Stock.

Compensation and Benefits Committee

Report on Executive Compensation

The Compensation and Benefits Committee of the Board (the “Committee”) approves compensation objectives and policies for all employees and sets compensation for the Company’s executive officers, including the Named Executive Officers.

The Committee is comprised entirely of independent directors.

Objectives and Policies

The Committee seeks to ensure that:

•	rewards are closely linked to Company-wide, division, area, team and individual performance;

•	the interests of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at levels that enable the Company to attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives.

The Committee applies these objectives and policies through the broad and deep availability of both performance-based cash bonuses and, within the total number of shares authorized by stockholders, stock-based incentive grants.

Further, consistent with the long-term focus inherent within the Company’s R&D-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

Provided that other compensation objectives are met, it is the Committee’s intention that executive officer compensation be fully deductible for federal income tax purposes, taking into account Section 162(m) of the Internal Revenue Code.

Total Compensation

Total compensation for executive officers comprises both short-term and longer-term elements. The short-term elements are base salary and bonus awards under the stockholder-approved Executive Incentive Plan (“EIP”). The longer-term elements are incentives such as stock option grants under the stockholder-approved Incentive Stock Plan (“ISP”).

Comparisons of total compensation (including the above-stated elements) for individual executive officers are made within the healthcare industry by reference to peer pharmaceutical companies that participate in an industry compensation survey conducted by an independent consulting firm. In 2004, the companies participating in that survey other than Merck were Abbott Laboratories, AstraZeneca, Aventis, Bristol-Myers Squibb, GlaxoSmithKline, Hoffman-LaRoche, Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Schering-Plough and Wyeth. However, since compensation practices differ globally and all of the Company’s executive officers are based in the United States, comparisons were made only in instances where the executives of such other companies were based in the United States or otherwise paid on a U.S. pay scale. The Committee also considers broader industry information that it judges to be appropriate.

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives at the peer pharmaceutical companies.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code, the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million, and the executive does not defer the excess under the Merck & Co., Inc. Deferral Program.

Bonus Awards

Bonus targets for executive officers are based on job responsibilities, with reference to the levels of total cash compensation (base salary plus bonus) of executives at the peer pharmaceutical companies.

The goal of the Committee is to set actual bonuses at a level commensurate with performance against objectives. Individual bonus awards are determined with reference to Company-wide, division, area, team and individual performance for the previous fiscal year, based on a wide range of measures that permit comparisons with competitors’ performances and internal targets set at the start of each fiscal year. For 2004, approximately 75 percent of the objectives were based on quantitative measures of performance. Company-wide performance measures covered the following operational, strategic and human resources areas:

•	The operational measures were the changes in earnings per share and sales compared to other leading healthcare companies (for 2004, Amgen, AstraZeneca, Bristol-Myers Squibb, GlaxoSmithKline, Johnson & Johnson, Eli Lilly, Novartis, Pfizer, Sanofi-Aventis, Schering-Plough and Wyeth) and the change in the Company’s return on operating assets versus the prior year, benchmarked against a group of 1,000 companies by an external measure developed by Stern Stewart, an independent consulting firm.

•	The strategic measures, underscoring the Company’s continued strong commitment to research, were accomplishments against scientific objectives and a financial evaluation of our development pipeline, and productivity improvements in manufacturing and business support processes.

•	The human resources measures referred to building talent, organizational capability and an effective work environment. These were assessed through a review of Company achievements in succession planning, leadership development and organization effectiveness, and improvements in diversity and work environment.

In addition to Company-wide measures of performance, the Committee considers those performance factors particular to each executive officer (i.e., the performance of the division or area for which such executive has management responsibility and individual accomplishments).

The Company met its performance objectives in 2004 with respect to research, manufacturing productivity improvements, and human resources management; however, operating performance was below long-term growth objectives, with such performance adversely affected by the Company’s voluntary withdrawal of VIOXX. In evaluating 2004 Company performance, the Committee used the standards for earnings per share growth, sales growth and return on operating assets that had been set at the beginning of the year, and did not adjust them or the Company’s financial results to reflect the impact of the Company’s voluntary withdrawal of VIOXX. However, the Committee did allow for adjustments in division measures. The Committee believes that such adjustments allowed bonuses to appropriately reward for division performance. As an overall result, the individual bonus awards paid to executive officers for 2004 were, in general, below individual target bonus levels.

The Committee believes that executive officer bonus awards for 2004 were consistent with the level of accomplishment and appropriately reflected Company performance.

Bonuses paid to executive officers under the stockholder-approved Executive Incentive Plan are fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Long-Term Incentives

Long-term incentive (“LTI”) grants to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of LTI) of executives at the peer pharmaceutical companies. The Committee also considers previous LTI grants. The Committee has set the Company’s LTI grant guidelines in shares (rather than financial value) and has not reset the guidelines since 1999 despite fluctuations in stock price. As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies.

In 2004, the Company changed its LTI program to substitute performance share units (“PSUs”) and/or restricted stock units (“RSUs”) for a portion of stock options (which remain the Company’s primary type of long-term incentive) granted to certain employees. PSU and RSU grants provide for the payout of shares of Merck Common Stock, generally in three years, if the recipient has met certain continued service requirements. The PSU payout is also contingent on the Company’s performance against a pre-set objective or set of objectives. The new combination of stock-based incentives is intended to benefit stockholders by enabling the Company to better attract and retain top talent in a marketplace where such incentives are prevalent. Additionally, PSUs are designed to more closely align senior management rewards with the Company’s achievement of longer-term financial objectives that enhance stockholder value.

Under the new approach, the Chief Executive Officer received stock options and PSUs, thereby making his stock-based compensation entirely dependent on the long-term appreciation of the Company’s stock price and on Company performance. Other senior management globally (about 240 employees), including all other executive officers, received stock options, PSUs and RSUs, and certain other management employees based in the United States received stock options and RSUs. All other employees, except U.S.-based employees covered by collective bargaining agreements, were considered for stock options only. Additional information regarding PSUs is provided under “Long-Term Incentive Plans—Awards in Last Fiscal Year” on page 27.

Performance Share Units granted in early 2004, which use earnings per share growth compared to other leading healthcare companies during a three-year award period, were negatively affected by the Company’s voluntary withdrawal of VIOXX. The Committee did not make any adjustment to the measure used for future payouts associated with the outstanding PSU grants.

The Company also grants RSUs to employees under special circumstances. Grants under its Leader Shares program are made from time to time to selected employees in connection with talent management objectives. The Company may also grant RSUs, as deemed appropriate, in new-hire situations.

Stock options provide for the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under the stockholder-approved Incentive Stock Plan, the Company may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options except in the case of a stock split or other similar event. The Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. The Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercises are entirely dependent on the long-term appreciation of the Company’s stock price.

The value of LTI grants awarded to individuals under the new approach was designed to be equivalent to the value of the stock option grant the individual would have received under the prior approach. Stock options previously allocated for grants were replaced with units on a 3-for-1 basis (options to share units). The replacement ratio took into account that the value of a PSU or RSU is greater than an option to purchase a share of stock because a unit represents the potential payout of a full share whereas a stock option provides the opportunity for financial gain based solely on the increase, if any, in stock price from grant date to exercise date.

All stock option, PSU and RSU grants to executive officers are made under the stockholder-approved Incentive Stock Plan. The gains from stock option exercise and the payment of shares in connection with PSU grants are fully deductible for federal income tax purposes because they qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The payment of shares associated with RSU grants is deductible except to the extent that an executive is a covered employee under Section 162(m) and the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million.

Impact of Voluntary Withdrawal of VIOXX

In September 2004, the Company announced the voluntary withdrawal of VIOXX, which significantly impacted the Company’s financial results for 2004. The Committee addressed the issue as it concerned incentives in effect at the time (as discussed previously) and to be put into effect in the future.

The Committee believes that, for 2005 only, changes in certain growth measures that the Company has employed for cash bonus purposes and PSU grants are appropriate. This is because the 2004 financial results reflect nine months of VIOXX sales and the impact of three months of foregone sales after VIOXX was withdrawn, thereby making 2004 inappropriate as the base year for setting 2005 incentives. In order to create appropriate incentives in the first year following the withdrawal of VIOXX, the Company will use the same operating measures for cash bonus purposes for 2005 as it used for 2004 (earnings per share, sales and return on operating assets); however, such measures will be evaluated against business plan performance targets, as approved by the Board of Directors based on the Committee’s recommendation.

Future payouts associated with PSUs granted in early 2005 will depend on earnings per share evaluated against the Company’s business plan performance target for the first year and earnings per share growth compared to other leading healthcare companies for the second and third years of a three-year award period. The Committee believes that use of this measure, as indicated, appropriately aligns management incentives with stockholder interests. In the future, the Committee may adopt different performance measures for PSU grants, as it deems appropriate at the time of each grant.

Stock Ownership Guidelines

The Committee expects the Chief Executive Officer and other senior management globally to hold Merck Common Stock in an amount representing a certain multiple of base salary. For the Chief Executive Officer, the multiple is ten; for Management Committee members, the multiple is five; and for other senior management, depending on level of position, the multiple is either two and one-half or one. The Committee further expects that, until such multiples are reached, employees covered by the guidelines hold a proportion of shares that may be purchased with the net gain from the exercise of stock options or that may be paid by the Company in connection with PSU and/or RSU grants, after deducting the exercise price (for stock options only), taxes and transaction costs. For the Chief Executive Officer, the proportion is 70 percent; for Management Committee members, the proportion is 60 percent; and for other senior management, depending on level of position, the proportion is either 50 percent or 40 percent.

Adoption of Change-In-Control Program

In early 2004, as part of its ongoing, periodic review of compensation and benefits programs, the Company reviewed change-in-control programs in effect at other companies. In November 2004, the Board of Directors adopted the Merck & Co., Inc. Change in Control Separation Benefits Plan. In adopting the plan, the Board recognized the importance to the Company and its stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. Participants in the plan include the Chief Executive Officer and other senior management globally. The plan provides for severance pay and benefits in the event that a participant’s employment is terminated under certain circumstances within two years following a change in control.

Additionally, all participants in the LTI program benefit from provisions that are triggered upon the consummation of a change in control. The special provisions relate to accelerated vesting and payouts of stock-based incentive grants, as well as extended time to exercise stock options (but not beyond the original expiration date) in the event of termination of employment.

Also, for two years following a change in control, the material terms of most of the Company’s compensation and benefit plans, programs and arrangements may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

The change-in-control program was developed by the Company with the advice and counsel of an outside compensation consultant. The plan was reviewed by the Committee and its outside compensation consultant prior to being reviewed and approved by the Board of Directors. All significant aspects of the plan were considered to be within the range of competitive norm based on plans currently in effect at the peer pharmaceutical companies. All of the U.S.-based peer companies except one currently have a change-in-control program. Additional details regarding the change-in-control program begin on page 33.

Compensation of the Chief Executive Officer

Mr. Gilmartin’s compensation in 2004, including base salary, bonus award and stock-based incentive grants, was determined within the same general framework established for all executive officers of the Company.

Mr. Gilmartin’s base salary was $1,600,008 in 2004, unchanged since March 1, 2003.

Mr. Gilmartin’s bonus award was $1,375,000 for 2004, the same amount as for 2003. The award was determined in light of the Company performance measures relating to earnings per share, sales growth, return on operating assets and results in research, manufacturing productivity and the management of human resources. As stated previously, the Company met its performance objectives in 2004 with respect to research, productivity improvements and human resources management; however, operating performance was below long-term growth objectives, with such performance significantly impacted by the Company’s voluntary withdrawal of VIOXX. The Committee also considered Mr. Gilmartin’s performance against his personal performance objectives, which were established by the Committee at the beginning of the performance year to support the achievement of the Company’s objectives.

On February 27, 2004, Mr. Gilmartin was granted a non-qualified stock option to purchase 250,000 shares of Merck Common Stock at the exercise price of $48.24. The exercise price of the stock option was set at fair market value on the grant date. Subject to the terms applicable to his grants, the stock options granted to Mr. Gilmartin since 2002 become exercisable in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. Stock options granted prior to 2002 and currently held by Mr. Gilmartin could be first exercised five years from the grant date. Mr. Gilmartin was also granted a PSU covering 83,333 shares (at target) of Merck Common Stock. As indicated previously, the PSU payout will be in shares of Merck Common Stock after the end of a three-year period, subject to the terms applicable to such award. For the PSU granted in 2004, the payout will be contingent on earnings per share growth compared to other leading healthcare companies during the performance period. Depending on the Company’s rank within its peer group, Mr. Gilmartin will be paid a number of shares equal to 0 percent to 200 percent of the number of target shares covered by the PSU. The size of Mr. Gilmartin’s PSU grant at target was determined by replacement of one-half of his prior-year grant (a nonqualified stock option covering 500,000 shares) on a 3-for-1 basis (options to share units).

The Committee exercised its judgment and discretion in determining the level of each element of compensation, individually and in aggregate, for Mr. Gilmartin in 2004.

Compensation Analyses and Reviews

The Company periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they are appropriate to the Company’s objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers. In addition, the Committee itself retained an outside compensation consultant to independently advise the Committee on compensation objectives and policies for all employees and the setting of executive officer compensation.

Compensation and Benefits Committee

Lawrence A. Bossidy
Chairperson

William G. Bowen	Johnnetta B. Cole
William N. Kelley

Summary Compensation Table

The following table summarizes compensation earned in 2004, 2003 and 2002 by the Chief Executive Officer and the four other most highly paid individuals who were executive officers at the end of 2004 (collectively, “Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation					Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)			Awards			Payouts
							Restricted Stock Awards (a) ($)		Securities Underlying Options/SARs (b) (#)	LTIP Payouts ($)	All Other Compensation ($)
Raymond V. Gilmartin Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$1,600,008 1,583,340 1,483,334	$1,375,000 1,375,000 1,500,000	$	— — —		$	— — —	250,000 527,495 527,495	— — —	$9,225 9,000 9,000	(c) (c) (c)

Judy C. Lewent Executive Vice President, Chief Financial Officer and President, Human Health Asia	2004 2003 2002	750,000 720,000 607,500	625,000 615,000 585,000		— — —			621,049 — —	77,500 137,149 158,249	— — —	9,225 9,000 9,000	(c) (c) (c)

Peter S. Kim President, Merck Research Laboratories	2004 2003 2002	685,008 610,008 437,499	625,000 500,000 420,000		133,288 140,580 149,597	(d) (d) (d)		1,490,299 — —	100,000 210,998 137,149	— — —	9,225 9,000 9,000	(c) (c) (c)

Per Wold-Olsen President, Human Health– Europe, Middle East & Africa	2004 2003 2002	615,004 585,004 554,170	580,000 550,000 540,000		— — —			520,850 — —	65,000 137,149 137,149	— — —	9,225 9,000 9,000	(c) (c) (c)

David W. Anstice President, Human Health	2004 2003 2002	626,668 606,674 586,670	520,000 520,000 520,000		— — —			540,900 — —	67,500 137,149 137,149	— — —	9,225 9,000 9,000	(c) (c) (c)

(a)	The amounts in this column reflect the value of restricted stock units awarded during the year under the 2004 Incentive Stock Plan on date of grant. Restricted stock units vest in three years and in the event of a change in control. Regular dividend equivalents are paid on the restricted stock. At December 31, 2004, the number and dollar value of the aggregate restricted stock units for the Named Executive Officers were: Ms. Lewent–12,917 shares, $415,152; Dr. Kim–31,667 shares, $1,017,777; Mr. Wold-Olsen–10,833 shares, $348,172 and Mr. Anstice–11,250 shares, $361,575. Mr. Gilmartin was not awarded restricted stock units in 2004.

(b)	No stock appreciation rights were granted to the Named Executive Officers.

(c)	Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(d)	Includes $100,000 of principal on a $500,000 loan being forgiven over five years (see “Employment Contracts” on page 32 of this proxy statement).

In addition to the items described in the Summary Compensation Table, the Company provides the Named Executive Officers with the following perquisites:

•	Reimbursement for financial counseling and tax preparation;

•	Value is taxable to executives

•	Limited use of Company plane, helicopter and limousine services for personal use;

•	Personal use of Company aircraft requires approval by the Chief Executive Officer

•	Value of limousine services for commutation is taxable to executive (other than the CEO)

•	Reimbursement for security alarm monitoring systems.

•	Physical examination by Company medical staff.

The aggregate value of these perquisites does not exceed $50,000 for any of the Named Executive Officers. With respect to the transportation services provided, values are calculated according to the incremental cost to the Company, based on an allocation of fixed costs for the year and variable costs for each trip. The Company does not provide gross-up payments for any taxes on any of the listed perquisites.

The Company does not provide the Named Executive Officers with any other perquisites such as split-dollar life insurance, reimbursement for legal counseling for personal matters, or tax reimbursement payments. The Company generally does not provide loans to employees, including its executives, other than with respect to certain relocation loans. As described elsewhere in this proxy statement, Dr. Kim does have a relocation loan that was made prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002.

The following table provides information on stock options granted in 2004 to each of the Company’s Named Executive Officers and stock options granted to all employees as a group. The table also shows the hypothetical gains that would exist for the options at the end of their ten-year terms for the Named Executive Officers and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5 percent and 10 percent. The actual future value of the options will depend on the market value of the Company’s Common Stock. All option exercise prices are based on fair market value on the date of grant.

Option/SAR Grants In Last Fiscal Year

	Individual Grants(a)
	Date of Grant	Number of Securities Underlying Options/ SARs Granted (#)	Percent of Total Options/ SARs Granted To Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (b)
Name						0%($)	5%($)		10%($)
Raymond V. Gilmartin	2/27/04	250,000	0.80%	$48.24	2/26/14	—	$7,584,469		$19,220,534
Judy C. Lewent	2/27/04	77,500	0.25%	48.24	2/26/14	—	2,351,185		5,958,366
Peter S. Kim	2/27/04	100,000	0.32%	48.24	2/26/14	—	3,033,788		7,688,214
Per Wold-Olsen	2/27/04	65,000	0.21%	48.24	2/26/14	—	1,971,962		4,997,339
David W. Anstice	2/27/04	67,500	0.22%	48.24	2/26/14	—	2,047,807		5,189,544

All Employees as a Group	(c)	31,375,859	100.00%	(c)	(c)	—	$899,470,436	(d)	$2,279,434,685	(d)

						0%	5%		10%
Total potential stock price appreciation from February 27, 2004 to February 26, 2014 for all stockholders at assumed rates of stock price appreciation(e)						—	$67,481,343,735		$171,010,974,170
Potential actual realizable value of options granted to all employees, assuming ten-year option terms, as a percentage of total potential stock price appreciation from February 27, 2004 to February 26, 2014 for all stockholders at assumed rates of stock price appreciation						—	1.33%		1.33%

(a)	Options granted under the ISP to the Company’s Named Executive Officers become exercisable in equal installments on the first, second and third anniversaries of the grant date and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 2004 to any of the Named Executive Officers.

(b)	These amounts, based on assumed appreciation rates of 0 percent, 5 percent and 10 percent rates, as prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company’s stock price.

(c)	Options were granted under the ISP throughout 2004 with various vesting schedules and expiration dates through the year 2014. The average exercise price of all options granted to employees in 2004 is $45.5841.

(d)	No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(e)	Based on a price of $48.24 on February 27, 2004, and a total of 2,224,326,514 shares of Merck Common Stock outstanding on February 27, 2004.

Aggregated Option/SAR Exercises in Last Fiscal Year

and FY-End Option/SAR Values

The following table shows the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 2004 by the Company’s Named Executive Officers. The table also shows the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 2004 and the aggregate gains that would have been realized had these options been exercised on December 31, 2004, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized (a) ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#)		Value of Unexercised In- The-Money Options/ SARs at FY-End (b) ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond V. Gilmartin	1,054,990	$34,802,748	2,384,272	1,726,992	$4,982,632	$0
Judy C. Lewent	70,000	615,433	840,807	517,083	1,125,095	0
Peter S. Kim	—	0	161,763	418,258	0	0
Per Wold-Olsen	94,949	2,376,867	643,543	476,449	121,040	0
David W. Anstice	147,699	3,826,417	759,592	500,049	188,286	0

(a)	Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b)	Market value of shares covered by in-the-money options on December 31, 2004 less option exercise price. Options are in-the-money if the market value of the shares covered by the options is greater than the option exercise price.

Long-Term Incentive Plans—Awards in Last Fiscal Year

	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name			Threshold (#)	Target (#)	Maximum (#)
Raymond V. Gilmartin	83,333	1/1/04—12/31/06	0	83,333	166,666
Judy C. Lewent	12,917	1/1/04—12/31/06	0	12,917	25,834
Peter S. Kim	16,667	1/1/04—12/31/06	0	16,667	33,334
Per Wold-Olsen	10,833	1/1/04—12/31/06	0	10,833	21,666
David W. Anstice	11,250	1/1/04—12/31/06	0	11,250	22,500

Long-term incentive program awards are denominated in PSUs, which are equivalent in value to Merck Common Stock. The final amount of the award depends on the Company’s earnings per share (“EPS”) growth compared to 11 other leading healthcare peer companies over a three-year period. More specifically, the Company granted target awards to eligible executives at the beginning of the award period. During each year of the award period, EPS growth will be calculated for the Company and each peer company. The companies will then be ranked by EPS growth, from one (highest) to 12. After the end of the award period, the rank of each company will be averaged for the three years, and that result will again be ranked from one to 12 to determine the final rank. The Company’s final rank is associated with a predetermined percentage to be applied to the target award. If the Company’s final rank is one, 200 percent of target is paid. If the Company’s final rank is six, target is paid. No amount is paid if the Company’s final rank is lower than nine. If the number of peer companies is not 11, the range will be revised to retain a maximum percentage of 200 percent and a minimum of zero.

At the end of the award period, earned PSUs will be paid in the form of Merck Common Stock. Termination of employment prior to the end of the award period generally will cause forfeiture of the award, but special provisions apply if employment terminates due to death, retirement, separation, gross misconduct or following a change in control.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of the close of business on December 31, 2004. The table does not include information about tax qualified plans such as the Merck & Co., Inc. Employee Savings and Security Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	242,147,658	(2)	$57.41	96,938,960
Equity compensation plans not approved by security holders (3)	—		—	—
Total	242,147,658		$57.41	96,938,960

(1)	Includes options to purchase shares of Company Common Stock and other rights under the following stockholder-approved plans: the 1991 Incentive Stock Plan, the 1996 Incentive Stock Plan, the 2001 Incentive Stock Plan, the 2004 Incentive Stock Plan, the Non-Employee Directors Stock Option Plan, the 1996 Non-Employee Directors Stock Option Plan and the 2001 Non-Employee Directors Stock Option Plan.

(2)	Excludes approximately 836,853 shares of phantom stock deferred under the Merck & Co., Inc. Deferral Program. Beginning January 1, 2003, one-tenth of 1 percent of the outstanding shares of Merck Common Stock on the last business day of the preceding calendar year plus any shares authorized under the Deferral Program and the Executive Incentive Plan in previous years but not issued are reserved for future issuance (6,505,094 as of December 31, 2004). The actual amount of shares to be issued prospectively equals the amount participants elect to defer from payouts under the Company’s various incentive programs, such as the Executive Incentive Plan, into phantom stock, increased by the amount of dividends that would be paid on an equivalent number of shares of Merck Common Stock, divided by the market price of Merck Common Stock.

(3)	The table does not include information for equity compensation plans and options and other warrants and rights assumed by the Company in connection with mergers and acquisitions and pursuant to which there remain outstanding options or other warrants or rights (collectively, “Assumed Plans”), which include the following: Medco Containment Services, Inc. 1991 Class C Non-Qualified Stock Option Plan; Medical Marketing Group, Inc. 1991 Special Non-Qualified Stock Option Plan; Systemed, Inc. 1993 Employee Stock Option Plan; SIBIA Neurosciences, Inc. 1996 Equity Incentive Plan; Provantage Health Services, Inc. 1996 Stock Incentive Plan; Rosetta Inpharmatics, Inc. 1997 and 2000 Employee Stock Plans. A total of 2,706,863 shares of Merck Common Stock may be purchased under the Assumed Plans, at a weighted average exercise price of $15.50. No further grants may be made under any Assumed Plans.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which:

Multiplies

•	the participant’s final average compensation (as defined in the plans) by

•	a multiplier of 2 percent for years of credited service (as defined in the plans) earned prior to July 1, 1995 and

•	a multiplier of 1.6 percent for years of credited service earned after that date (total credited service not to exceed 35 years) and

Subtracts

•	1.6 percent of the participant’s Social Security benefits multiplied by years of credited service (as defined in the plans), not to exceed 50 percent of the primary Social Security benefit.

The following tables show the estimated annual benefits payable using the 1.6 percent and 2 percent multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table 2) to those which could be earned after that date (Table 1).

Pension Plan Tables

Table 1: 1.6% Formula

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits For Years of Credited Service Shown Below)(a)
	15	20	25	30	35
$ 800,000	$192,000	$256,000	$320,000	$384,000	$448,000
1,000,000	240,000	320,000	400,000	480,000	560,000
1,200,000	288,000	384,000	480,000	576,000	672,000
1,400,000	336,000	448,000	560,000	672,000	784,000
1,600,000	384,000	512,000	640,000	768,000	896,000
1,800,000	432,000	576,000	720,000	864,000	1,008,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,200,000	528,000	704,000	880,000	1,056,000	1,232,000
2,400,000	576,000	768,000	960,000	1,152,000	1,344,000
2,600,000	624,000	832,000	1,040,000	1,248,000	1,456,000
2,800,000	672,000	896,000	1,120,000	1,344,000	1,568,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000
3,200,000	768,000	1,024,000	1,280,000	1,536,000	1,792,000
3,400,000	816,000	1,088,000	1,360,000	1,632,000	1,904,000
3,600,000	864,000	1,152,000	1,440,000	1,728,000	2,016,000
3,800,000	912,000	1,216,000	1,520,000	1,824,000	2,128,000
4,000,000	960,000	1,280,000	1,600,000	1,920,000	2,240,000

Table 2: 2% Formula(b)

Remuneration (Average Pension Compensation During Highest Five Consecutive Years in the Last Ten Years Before Retirement)	Years of Service (Estimated Annual Retirement Benefits for Years of Credited Service Shown Below)(a)
	10	15	20	25
$ 800,000	$160,000	$240,000	$320,000	$400,000
1,000,000	200,000	300,000	400,000	500,000
1,200,000	240,000	360,000	480,000	600,000
1,400,000	280,000	420,000	560,000	700,000
1,600,000	320,000	480,000	640,000	800,000
1,800,000	360,000	540,000	720,000	900,000
2,000,000	400,000	600,000	800,000	1,000,000
2,200,000	440,000	660,000	880,000	1,100,000
2,400,000	480,000	720,000	960,000	1,200,000
2,600,000	520,000	780,000	1,040,000	1,300,000
2,800,000	560,000	840,000	1,120,000	1,400,000
3,000,000	600,000	900,000	1,200,000	1,500,000
3,200,000	640,000	960,000	1,280,000	1,600,000
3,400,000	680,000	1,020,000	1,360,000	1,700,000
3,600,000	720,000	1,080,000	1,440,000	1,800,000
3,800,000	760,000	1,140,000	1,520,000	1,900,000
4,000,000	800,000	1,200,000	1,600,000	2,000,000

(a)	Benefits shown are exclusive of the Social Security offset provided for by the benefit formula.

(b)	Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2 percent multiplier) by the Named Executive Officers other than Mr. Gilmartin and Dr. Kim. Mr. Gilmartin earned 1.0 year prior to July 1, 1995.

Under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, years of credited service as of July 1, 1995, and as of December 31, 2004 are shown in the table below. In addition, if Ms. Lewent, Mr. Wold-Olsen or Mr. Anstice retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. Pursuant to an employment agreement that was in effect from June 9, 1994 until October 31, 1999, Mr. Gilmartin was credited with 28 years of credited service under the Supplemental Retirement Plan and the multiplier to be used in the formula for benefit calculation will be 1.6 percent. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin’s former employer.

For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 2004 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 2004 for services in 2003 rather than the EIP bonus awards received in 2005 for services in 2004. Pension compensation in 2004 is shown in the table on page 32.

The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the “primary plans”) maintained by the Company and its subsidiaries as follows:

•	benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code;

•	benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans (“supplemental benefit”);

•	a minimum annual aggregate benefit under this plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company’s Corporate Policy on Executive Retirement (which includes all the Named Executive Officers), reduced in the event of retirement or death prior to normal retirement date; and

•	for employees who, prior to January 1, 1995, were determined by the Company to have occupied bona fide executive or high policymaking positions and who did not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) less

•	(1) the minimum benefit, where applicable, or the supplemental benefit;

•	(2) the primary plan benefit; and

•	(3) any retirement benefit payable from a plan not sponsored by the Company.

The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

The chart below lists relevant data under the Merck retirement plans for the Named Executive Officers, as described above:

Name	Credited Service before July 1, 1995 (2% multiplier)	Actual Total Credited Service (includes service before and after July 1, 1995)	Enhanced Credited Service	Pension Compensation for 2004
Raymond V. Gilmartin	1.0	10.5	28	$2,975,008
Judy C. Lewent	15	24.5	35	1,365,000
Peter S. Kim	-0-	3.5	N/A	1,185,008
Per Wold-Olsen	21.5	31.0	35	1,165,004
David W. Anstice	20.5	30.0	35	1,146,668

The Company also maintains the Employee Savings and Security Plan, a tax qualified savings plan with a 401(k) feature for non-unionized employees of Merck (the “401(k) Plan”) and an unfunded, unsecured deferred compensation plan into which certain executives can defer all or a portion of their annual bonus and base salary, and certain long-term incentive awards (the “Deferral Program”). No Company matching contributions apply to the Deferral Program. Employee deferrals into the Deferral Program are measured as hypothetical investments in the funds selected by the executive from an array of investment options that mirror the funds in the 401(k) Plan. Until January 2005, the Deferral Program also permitted hypothetical investments in a fund that could only be purchased through a broker and therefore was not available to any 401(k) plan. Currently, investment options mirror the 401(k) Plan investments.

Employment Contracts

In connection with commencing employment at the Company, Dr. Peter S. Kim, President, Merck Research Laboratories (“MRL”), received an offer letter dated December 15, 2000 describing the terms under which he would be hired.

The letter provides that, like other salaried employees at his grade level, Dr. Kim is eligible for medical, dental and life insurance, long-term disability insurance, long-term care insurance, financial planning services, flexible spending accounts, and 401(k) and retirement plans.

Under the Company’s Home Assistance Program, Dr. Kim received $500,000 to offset his mortgage balance, resulting in a lien placed on his acquired property. The amount is interest free and is forgiven over a period of five years, with appropriate taxes deducted monthly. If he leaves the Company before the lien is satisfied, Dr. Kim must repay a prorated portion of the amount. This arrangement is further described under “Indebtedness of Management” on page 35.

If the Company terminates Dr. Kim’s employment for a reason other than gross misconduct before the second anniversary of Mr. Raymond Gilmartin’s retirement, it will make a one-time grant of $2,000,000 to an academic institution, designated by Dr. Kim, for the sole purpose of enabling him to set up and maintain a research laboratory as an employee of that institution, provided that the designated institution hires him within a year. In that case, Dr. Kim would be subject to noncompete and nondisclosure provisions and a waiver and release of claims, in a format prescribed by the Company, on terms not less favorable to Dr. Kim than to other departing MRL employees at his grade level during the preceding five years.

In connection with commencement of his employment, Dr. Kim received a non-qualified stock option to purchase 125,000 shares of Merck Common Stock, which was adjusted to 131,874 shares to reflect the spin-off of Medco Health Solutions, Inc. In addition, while an employee, Dr. Kim is eligible to receive grants of options to purchase shares of Merck Common Stock under the Incentive Stock Plans. Generally, the terms and conditions of those options are on the same terms as annual grants made to other employees at his grade level. However, during the period from the effective date of Mr. Gilmartin’s retirement through the second anniversary of such retirement, if the Company terminates Dr. Kim’s employment for any reason other than gross misconduct, all of his unvested options will vest on his termination date and be exercisable for five years thereafter.

As used in his offer letter, “gross misconduct” means unauthorized disclosure of information known to be proprietary or confidential; embezzlement, theft or other misappropriation of Company assets; falsification of records or reports; deliberate or reckless action that causes actual or potential injury or loss to the Company or employees of the Company; failure to carry out assigned duties after notice in writing that such failure, if not corrected, will result in termination of employment; or an illegal act on Company property or in representing the Company.

Change-in-Control Arrangements

On November 23, 2004, the Board adopted the Merck & Co., Inc. Change in Control Separation Benefits Plan. The Board adopted the plan as part of its ongoing, periodic review of its compensation and benefits programs and in recognition of the importance to the Company and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes.

Participants in the plan include the Named Executive Officers as well as certain other senior managers. With respect to the Named Executive Officers, the following severance benefits would be provided upon qualifying terminations of employment in connection with or within two years following a change in control of the Company:

•	Cash severance pay equal to three (or a lesser number equal to the number of full and fractional years between the date of the change in control and the Named Executive Officer’s 65th birthday) times the sum of his or her base salary plus target bonus amount.

•	Pro rata annual cash bonus at target levels, paid in a lump sum at termination.

•	Continued medical, dental and life insurance benefits at active-employee rates for a period of three years, but not beyond the Named Executive Officer’s 65th birthday. These benefits are reduced by benefits obtained from a subsequent employer and are not available to the extent the Named Executive Officer is eligible for the same benefit as a retiree.

•	Enhanced supplemental retirement benefits determined by increasing both the Named Executive Officer’s age and credited service by three (but not more than he or she would have earned if employment continued until age 65) and then calculating benefits under the Supplemental Retirement Plan.

•	If the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to subsidized and/or unreduced pension benefits upon commencement of pension benefits in accordance with plan terms after his or her termination of employment. In addition, if the Named Executive Officer would attain specified age and service levels within two years following the change in control, then he or she is entitled to be treated as a retiree under the Company’s medical, dental and life insurance plans immediately upon his or her termination of employment.

•	Continued financial planning benefits and outplacement benefits.

Terminations of employment that entitle a Named Executive Officer to receive severance benefits under the plan consist of (1) termination by the Company without cause or (2) resignation by the Named Executive Officer for good reason (as each of these terms is defined in the plan), in each case within two years following a change in control. A Named Executive Officer is not eligible for benefits under the plan if his or her termination is due to death or permanent disability.

A “change in control” for purposes of the plan generally consists of any of the following:

•	an acquisition of more than 20 percent of the Company’s voting securities (other than acquisitions directly from the Company); or the current Board (and their approved successors) ceasing to constitute a majority of the Board or, if applicable, the board of directors of a successor to the Company; or the consummation of a merger, consolidation or reorganization, unless (1) the shareholders of the Company prior to the transaction hold at least 60 percent of the voting securities of the successor, (2) the members of the Board prior to the transaction constitute at least a majority of the board of directors of the successor and (3) no person owns 20 percent or more of the voting securities of the Company or the successor; or

•	the liquidation or dissolution of the Company or the sale by the Company of all or substantially all of its assets.

To receive the severance benefits under the plan, a Named Executive Officer must execute a general release of claims against the Company and its affiliates, which includes certain restrictive covenants, including a commitment by the Named Executive Officer not to solicit Company employees for two years following the change in control. The severance benefits are in lieu of (or offset by) any other severance benefits to which a Named Executive Officer may be entitled under other arrangements of the Company. The cash severance pay is paid in the form of salary continuation, and it and the other benefits under the plan (other than the tax-qualified pension benefits) are generally subject to discontinuation in the event of breach by the Named Executive Officer of the restrictive covenants and other obligations under the release. Named Executive Officers have no obligation to mitigate the severance benefits under the plan.

The Named Executive Officers are entitled to full indemnification for any excise taxes that may be payable under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the change in control and payment of their legal fees if they prevail on a claim for relief in an action to enforce their rights under the plan or in an action regarding the restrictive covenants contained in the general release.

In general, the Board may amend or terminate the plan prior to a change in control. However, neither the amendment of the plan in a manner that adversely affects Named Executive Officers and other participants prior to a change in control nor the termination of the plan prior to a change in control would be effective if done within one year of a change in control or at the request of an acquiror. Following a change in control, the plan may not be amended or modified in any way that would adversely affect Named Executive Officers and other participants in the plan at the time of the change in control.

The Board also amended the Incentive Stock Plan with respect to grants made after November 23, 2004 as follows:

•	Upon a change in control of the Company, all outstanding stock options and restricted stock units will become fully vested. However, performance-based stock options held by key research and development personnel may not fully vest unless stock options are generally to be cancelled in the transaction.

•	In general, vested stock options may be exercised for five years following termination of the option holder’s employment following a change in control (but not beyond the original term of the stock option). This extended exercise period would not apply in the case of terminations by reasons of death or retirement or for gross misconduct.

•	If stock options do not remain outstanding following the change in control and are not converted into successor stock options, then option holders will be entitled to receive cash for their options in an amount at least equal to the difference between the exercise price and the price paid to shareholders in the change in control.

•	Upon a change in control of the Company, a portion of performance share units generally will become vested as determined by reference to the holder’s period of employment during the performance cycle and (1) based on actual performance as to fiscal years that have been complete for at least 90 days as of the date of the change in control and (2) otherwise, based on target performance.

•	Provisions limiting the amendment of the plan after a change in control and regarding the payment of participants’ legal fees in the event disputes were added to the plan, as described below.

A “change in control” for purposes of these amendments has the same meaning that it has under the Change in Control Separation Benefits Plan, except as to awards that are deferred compensation subject to the American Jobs Creation Act of 2004 (the “AJCA”), in which event the definition permitted under the AJCA will apply. In February 2005 the Board and Compensation and Benefits Committee amended the Company’s and its subsidiaries’ stock incentive plans and the outstanding awards thereunder (with the exception of incentive stock options) consistent with the amendment to the Company’s 2004 Incentive Stock Plan described above.

On November 23, 2004, the Board also resolved to amend most of the compensation and employee benefit plans, programs and arrangements of the Company and its subsidiaries as of immediately prior to a change in control. The amendments generally provide the following:

•	For two years following the change in control, the material terms of the plans, programs and arrangements (including terms relating to eligibility, benefit calculation, benefit accrual, cost to participants, subsidies and rates of employee contributions) may not be modified in a manner that is materially adverse to individuals who participated in them immediately before the change in control.

•	The Company will pay the legal fees and expenses of any participant that prevails on his or her claim for relief in an action regarding an impermissible amendment to these plans, programs and arrangements (other than ordinary claims for benefits) or, if applicable, in an action regarding restrictive covenants applicable to the participant.

Indebtedness of Management

Dr. Peter S. Kim, President, MRL, who joined the Company and became an executive officer in February 2001, received an interest-free loan from the Company in connection with his relocation. During 2004, the largest aggregate amount outstanding under the loan was $275,000 and as of January 31, 2005, $166,667 was still outstanding. This loan was made to Dr. Kim prior to the effective date of the prohibition of loans to executive officers under the Sarbanes-Oxley Act of 2002, and is grandfathered under that Act.

Performance Graph

The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company’s Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones US Pharmaceutical Index (“DJUSPR”), formerly referred to as the Dow Jones Pharmaceutical Index—United States Owned Companies, and the Standard & Poor’s 500 Index (“S&P 500 Index”) for the five years ended December 31, 2004. Amounts below have been rounded to the nearest dollar or percent.

Comparison of Five-Year Cumulative Total Return*

Merck & Co., Inc., Dow Jones US Pharmaceutical Index and S&P 500 Index

	End of Period Value	2004/1999 CAGR**
Merck	$58	-10%
DJUSPR	93	-2
S&P 500	89	-2

*	Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1999 and that all dividends were reinvested.

**	Compound Annual Growth Rate

Audit Committee

The Audit Committee’s Report for 2004 follows.

Audit Committee’s Report

The Audit Committee, comprised of independent directors, met with the independent registered public accounting firm (the independent auditors), management and internal auditors to assure that all were carrying out their respective responsibilities. The Audit Committee discussed with and received a letter from the independent auditors confirming their independence. Both the independent auditors and the internal auditors had full access to the Committee, including regular meetings without management present.

The Audit Committee met with the independent auditors to discuss their fees and the scope and results of their audit work, including the adequacy of internal controls and the quality of financial reporting. The Committee also discussed with the independent auditors their judgments regarding the quality and acceptability of the Company’s accounting principles, the clarity of its disclosures and the degree of aggressiveness or conservatism of its accounting principles and underlying estimates. The Audit Committee reviewed and discussed the audited financial statements with management and recommended to the Board of Directors that these financial statements be included in the Company’s Form 10-K filing with the Securities and Exchange Commission.

Audit Committee

Peter C. Wendell
Chairperson

Thomas E. Shenk	Samuel O. Thier
Wendell P. Weeks

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm (the independent auditors) in order to assure that the provision of such services does not impair the auditors’ independence. On an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be provided by the independent auditors without obtaining specific pre-approval from the Audit Committee. If a type of service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Fees for Services Provided by Independent Registered Public Accounting Firm

Fees for all services provided by PricewaterhouseCoopers LLP (“PWC”), the Company’s independent auditors, for fiscal years 2004 and 2003 are as follows:

Audit Fees

Fees for services for fiscal years 2004 and 2003 related to the annual financial statement audits, the 2004 audit of effectiveness of internal control over financial reporting, reviews of quarterly financial statements filed in the reports on Form 10-Q, and statutory audits, approximated $14.8 million and $10.8 million, respectively.

Audit-Related Fees

Fees for audit-related services for fiscal years 2004 and 2003, primarily related to assistance with the Company’s preparation for compliance with the provisions of the Sarbanes-Oxley Act of 2002 (these services were not performed in support of PwCs attestation services) and employee benefit plan audits, approximated $2.7 million and $2.3 million, respectively.

Tax Fees

Fees for tax services for fiscal years 2004 and 2003 approximated $0.6 million and $0.7 million, respectively.

All Other Fees

Fees for other services for fiscal years 2004 and 2003 approximated $2,000 and $120,000, respectively.

None of the services provided by PwC for fiscal years 2004 and 2003 were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the Securities and Exchange Commission.

2.    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, comprised of independent members of the Board, has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm (the independent auditors) of the Company with respect to its operations for the year 2005, subject to ratification by the holders of Common Stock of the Company. In taking this action, the Audit Committee considered carefully PricewaterhouseCoopers LLP’s performance for the Company in that capacity since its retention in 2002, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders.

Because the members of the Audit Committee value stockholders’ views on the Company’s independent auditors, there will be presented at the Annual Meeting a proposal for the ratification of the appointment of PricewaterhouseCoopers LLP. The Audit Committee believes ratification is advisable and in the best interests of the stockholders. If the appointment of PricewaterhouseCoopers LLP is not ratified, the matter of the appointment of independent auditors will be considered by the Audit Committee.

The Audit Committee of the Board of Directors recommends a vote FOR this proposal.

3.    STOCKHOLDER PROPOSAL CONCERNING STOCK OPTION AWARDS

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 450 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

Board of Directors’ Statement in Opposition to the Resolution

The Board believes that stock options can be a very effective tool to assist the Company with attracting, retaining and motivating the highly qualified employees necessary to achieve the Company’s objectives. The Board also believes that stock options align employees’ interests with those of the Company’s stockholders through potential stock ownership.

Stock option grants at Merck are based on level of position within the Company and potential for individual contribution. Executive officer grants are determined with reference to levels of stock options and total direct compensation (total cash compensation plus equity based-compensation) of U.S.-based executives at other leading healthcare companies. The Compensation and Benefits Committee of the Board also considers previous stock option grants. The exercise price of stock option grants is set at the fair market value of a share of Company Common Stock on grant date; accordingly, the Company’s long-term performance ultimately determines the value of stock options, since gains from stock option exercise are entirely dependent on the long-term appreciation of the Company’s stock price.

The Company carefully designs and administers its stockholder-approved Incentive Stock Plans to maximize value to the Company while minimizing costs. For example, stock options cannot be granted at a discount to fair market value, and the exercise price of outstanding stock options cannot be reduced except in the case of a stock split or other similar event. In addition, the Company does not grant stock options with a so-called “reload” feature, nor does it loan funds to employees to enable them to exercise stock options. Moreover, the Board feels that the amount of options granted to Company employees, including executives, is appropriate. Periodically the Company retains an outside compensation consultant to compare incentive compensation programs for the Company’s executive officers with those of other leading healthcare companies and leading industrial companies to ensure that they remain appropriate to the Company’s objectives. In addition, the Compensation and Benefits Committee of the Board retains an independent compensation consultant to advise it on compensation matters.

Like all incentives, the use of stock options alone does have limitations. Beginning in 2004, the Company also began to issue Performance Share Units (PSUs) and/or Restricted Stock Units (RSUs) to executive officers and certain management employees to address some of those limitations. However, the PSUs and RSUs do not represent additional compensation—the number of options was reduced to account for the value of PSUs and RSUs granted to employees who received them. The Company continues to grant stock options on a selective basis to its broader population.

The Company intends to continue monitoring its stock-based compensation program and make appropriate changes, if any. The proposal would severely limit the Company’s flexibility to design a balanced compensation package in a marketplace where incentives such as stock options are prevalent. Because the Company must compete to attract and retain highly qualified employees, the Board believes the proposal, if implemented, would significantly impede the Company’s ability to achieve important objectives.

The Board of Directors recommends a vote AGAINST this proposal.

4.    STOCKHOLDER PROPOSAL CONCERNING SUBJECTING NON-DEDUCTIBLE EXECUTIVE COMPENSATION TO SHAREHOLDER VOTE

The shareholder listed in the proposal below, owning 5,250 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

RESOLVED, shareholders recommend that our Corporation’s by-laws be amended by adding the following new Section:

“Section A.1. Executive Compensation. From the date of adoption of this section no officer of the Corporation shall receive annual compensation in excess of the limits established by the U.S. Internal

Revenue Code for deductibility of employee remuneration, without approval by a vote of the majority of the stockholders within one year preceding the payment of such compensation. The only exception would be interference with un-removable contractual obligations prior to this proposal.

For purposes of the limit on executive compensation established by this Section, the Corporation may exclude compensation that qualifies either as “performance-based compensation” or as an “incentive stock option” within the meaning of the Internal Revenue Code only if:

(a) in the case of performance-based compensation, the Corporation shall first have disclosed to stockholders the specific performance goals and standards adopted for any performance-based compensation plan, including any schedule of earned values under any long-term or annual incentive plan; and

(b) in the case of incentive stock options, the Corporation shall record as expense on its financial statements the fair value of any stock options granted.”

This proposal was submitted by William Steiner, 112 Abbottsford Gate, Piermont, NY 10968.

This proposal would require that our company not pay any executive compensation in excess of the amount the Internal Revenue Code permits to be deducted as an expense for federal income tax purposes, without first securing shareholder approval.

Currently, the Code provides that publicly held corporations generally may not deduct more than $1 million in annual compensation for any of the company’s five highest-paid executives. The Code provides an exception for certain kinds of “performance-based compensation.”

Under this proposal our company would be able to pay “performance-based compensation” in excess of the deductibility limit, so long as the company has disclosed to shareholders the performance goals and standards the Board has adopted under these plans. This proposal also provides an exception for incentive stock options, if the Board has recorded the expense of such options in its financial statements.

A proposal similar to this was submitted by Amanda Kahn-Kirby to MONY Group and received a 38% yes-vote as a more challenging binding proposal at the MONY 2003 annual meeting. The 38% yes-vote was more impressive because:

1) This was the first time the proposal was ever voted.

2) The proponent did not even solicit shareholder votes.

I think it is reasonable to require our company to fully disclose to shareholders both the costs and the terms of its executive compensation plans, if the Board wishes to pay executives more than the amounts that are generally deductible under federal income taxes.

Board of Directors’ Statement in Opposition to the Resolution

In designing and setting executive officer compensation, the Compensation and Benefits Committee of the Board seeks to ensure that certain compensation objectives are met:

•	rewards are closely linked to Company-wide, division, area, team and individual performance;

•	the interests of the Company’s employees are aligned with those of its stockholders through potential stock ownership; and

•	compensation and benefits are set at levels that enable the Company to attract, retain and motivate the highly qualified employees necessary to achieve the Company’s objectives.

Provided that these objectives are met, the Compensation and Benefits Committee intends that executive officer compensation be deductible for federal income tax purposes. Where the objectives of the Company and the deductibility levels of the Internal Revenue Code cannot be reconciled, the Compensation and Benefits Committee believes the compensation objectives described above are more vital to the Company than falling below the thresholds in the Internal Revenue Code.

The Board believes that substituting the Internal Revenue Code’s limitations concerning deductibility for the thoughtful process currently followed by the Compensation and Benefits Committee would adversely affect the Company’s ability to establish an effective compensation structure for the Company’s executive officers. Therefore, the Board believes that this proposal is not in the best interest of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

5.    STOCKHOLDER PROPOSAL CONCERNING ELIMINATION OF

ANIMAL-BASED TEST METHODS

The group of stockholders listed in the proposal below, whose address is c/o Susan L. Hall, 8506 Harvest Oak Drive, Vienna, VA 22182, owning 27,310 shares of Common Stock of the Company in the aggregate, has given notice that it intends to present for action at the Annual Meeting the following resolution:

This Proposal is submitted by concerned shareholders.1

WHEREAS:

A.	We as shareholders wish to minimize animal testing;

B.	statistics show that a majority of painful and distressing animal experiments are conducted to satisfy outdated, government-mandated testing requirements[2] and that such testing is on the rise;[3]

C.	the majority of animals used in regulatory testing experience pain without any pain relief[4]

D.	non-animal test methods are generally cheaper, faster and more humane, than animal-based tests;

E.	unlike animal tests, non-animal methods have been scientifically validated and/or accepted as total replacements for the following five toxicity endpoints: skin corrosion (irreversible tissue damage), skin irritation (milder and reversible damage), skin absorption (the rate of chemical penetration), phototoxicity (an inflammatory reaction caused by the interaction of a chemical with sunlight), and pyrogenicity (a fever-like reaction that can occur when certain intravenous drugs interact with the immune system);

RESOLVED, that the shareholders request that the Board:

1.	Commit specifically to using only non-animal methods for assessing skin corrosion, irritation, absorption, phototoxicity and pyrogenicity.

2.	Confirm that it is in the Company’s best interest to commit to replacing animal-based tests with non-animal methods.

3.	Petition the relevant regulatory agencies requiring safety testing for the Company’s products to accept as total replacements for animal-based methods, those approved non-animal methods described above, along with any others currently used and accepted by the Organization for Economic Cooperation and Development (OECD) and other developed countries.

[1]	The proponents are: Bramble Investments Ltd., Chicago Exhibitors Corporation, Stablecott Properties Ltd., Anne Wilson, Gloria Eddie, Joanne Adams, Susan Wandover, Boreham Family Trust, Philis Gold, Joan C. Trombetta, John Carter, and Paula Bakalar.
[2]	CCAC Animal Use Survey—2001: http://www.ccac.ca/english/FACTS/Facframeaus2001.htm.
[3]	Statistics of Scientific Procedures on Living Animals—Great Britain—2002.
http://www.official-documents.co.uk/document/cm58/5886/5886.htm
[4]	CCAC Animal Use Survey 2001.

Supporting Statement:    This Resolution is designed to harmonize the interests of sound science with the elimination of animal-based test methods where non-animal methodologies exist. It seeks to encourage the relevant regulatory agencies to join their peers in accepting validated in vitro and other non-animal test methods. It will not compromise consumer safety or violate applicable statues and regulations.

Further, this Resolution commits the Company to end animal testing for five specific endpoints in favor of valid non-animal methods. These include the 3T3 Neutral Red Uptake Phototoxicity Test, human skin equivalent tests for corrosivity, and a human blood-based test for pyrogenicity, all of which have been successfully validated through the European Centre for the Validation of Alternative Methods.5 Several non-animal methods have also been adopted as Test Guidelines by the OECD6 (an alliance of 30 member countries including the US, EU, Japan, Canada and Australia). Regulatory agencies in OECD member countries are not at liberty to reject data from non-animal tests for skin corrosion, skin absorption and phototoxicity where such data have been generated in accordance with an OECD Test Guideline.

We urge shareholders to support this Resolution.

Board of Directors’ Statement in Opposition to the Resolution

The Company’s primary mission is to discover, develop, manufacture and market innovative medicines and vaccines that treat and prevent illness in both humans and animals. Animal research is indispensable to this mission. We would like to assure the proponents and all of our stockholders that the Company is dedicated to the ethical treatment of all animals used in the development of medicines and vaccines and to the development and use of alternative non-animal methods wherever scientifically appropriate. Our standards for animal care and use meet or exceed applicable local, national, and international laws and regulations.

The Company is dedicated to the three Rs—replacement, reduction and refinement—in order to decrease the number of animals used in scientific research. Currently, Merck researchers reduce the need for animals by using batteries of in vitro screening tests that predict the effect of compounds. The integration of genomics and proteomics technologies allows researchers to gain more information from each study, potentially reducing the number of animals needed for future studies. Researchers also continue to utilize computer modeling, which may help identify the biological activity of potential products, as another alternative to animal research.

To support the development of these alternative techniques, the Company funds research to develop viable alternatives to animal studies. In addition, the Company annually presents its Animal Alternatives Award to the team of Merck scientists who develops and publishes the most innovative new technique for replacing, reducing or refining the number of animals needed for research.

Such methodologies have significantly reduced the number of animals used in certain types of research and, in some cases, the new methods replaced the use of animals. Additionally, refined techniques have reduced or eliminated the potential for pain or distress to the animals.

The development of the in vitro bovine corneal opacity and permeability assay (BCOP) by Merck scientists in the early 1990’s is one example of our commitment to decreasing the number of animals needed for research. At Merck, the BCOP assay has replaced all animal testing of process intermediates for eye irritation. Although Merck could have maintained this assay as a proprietary technique, we chose to make the method available to the larger scientific community, with Merck scientists training others in industry, contract research organizations and regulatory agencies on the BCOP assay.

We are especially pleased to inform the proponents and all our stockholders that our efforts have been publicly recognized by the American Association for Laboratory Animal Science which awarded the 2004

[5]	ECVAM website: http://ecvam.jrc.it.
[6]	OECD test guidelines: http://www.oecd.org/document/22/0.2340.en_2649_34377_1916054_1 1 1 1.00.htm1

Bennett J. Cohen Animal Stewardship Award to Merck. This award was created to recognize individuals, organizations or institutions that have made an extraordinary effort toward advancement of methods that replace or reduce the number of animals used in research, testing or teaching, or for development of programs or procedures that elevate the comfort and well-being of such animals.

Development and use of non-animal testing alternatives for both pharmaceutical research and development and worker safety/chemical exposure is a high priority at Merck. However, while as many non-animal testing methods as possible are used in research, the development of new medicines is dependent on animal testing for safety and efficacy. The proposal as stated is not scientifically valid or practicable at this time if we are to assure the safety of our medicines and vaccines.

The Board of Directors recommends a vote AGAINST this proposal.

6.    STOCKHOLDER PROPOSAL CONCERNING SEPARATING THE ROLES

OF BOARD CHAIR AND CEO

The Province of St. Joseph of the Capuchin Order, 1015 North 9th Street, Milwaukee, WI 53233, owner of 200 shares of Common Stock of the Company, and 15 co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

RESOLVED: The shareholders of Merck & Co., Inc. (the “Company”) request that the Board of Directors establish a policy of separating the roles of Board Chair and Chief Executive Officer (CEO) whenever possible, so that an independent director who has not served as an executive officer of the Company serves as Chair of the Board of Directors.

This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2005 shareholder meeting.

SUPPORTING STATEMENT

We believe that having an independent Board Chair—separate from the CEO—reflects principles of sound business practice and corporate governance and is in the best interest of shareholders. The primary purpose of the Board of Directors is to protect shareholders’ interests by providing independent oversight of management and the CEO. The Board gives strategic direction and guidance to our Company. The Board can better fulfill both obligations by separating the roles of Chair and CEO. An independent Chair will enhance investor confidence in our Company and strengthen the integrity of the Board of Directors.

A separation of the Chair and CEO could more effectively address a number of challenges faced by our Company. For example, an over-reliance on “blockbuster” drugs as revenue sources creates additional pressures to increase prices and to invest in the development and marketing of so-called “me too” derivatives, and leaves companies such as Merck particularly vulnerable to problems like the safety and potential liability concerns that helped lead to the withdrawal of VIOXX from the market.

A more independent structure can also help the Board to address complex policy issues facing our Company, including the crisis of access to pharmaceutical products. Millions of Americans and others around the world lack access to our Company’s life-saving medicines. This is an emergency, and our Company’s charitable work, while laudable, is neither a sufficient nor strategic response, particularly as the need is expected to grow and health care costs continue to rise. We believe an independent Chair and vigorous Board will bring greater focus to this ethical imperative and be better equipped to forge more effective and ethical solutions to this crisis.

Many respected institutions recommend such separation. For example, CalPERS’ Corporate Core Principles and Guidelines state: “the independence of a majority of the Board is not enough” and that “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.”

The current business model of the pharmaceutical sector is undergoing significant challenges. The industry has generated substantial revenue from American purchasers, who pay higher prices for medicines than people in other developed countries. Pressure on drug pricing and dependence on this business model may impact our Company’s long-term value.

In order to ensure that our Board can provide the proper strategic direction for our Company with greater independence and accountability, we urge a vote FOR this resolution.

Board of Directors’ Statement in Opposition to the Resolution

The fundamental question raised by this proposal is whether a board should be permitted to structure itself or whether a structure should be imposed upon it. We believe that stockholders are well served by a board that can adapt its structure to the needs of the company and the capabilities of its directors. The proposal, if adopted, would deprive the Board of this flexibility.

A board’s structure is critical to the execution of its duties. Decisions on committee formation, composition and chairman, for example, have a direct impact on the efficiency and effectiveness with which a board deliberates matters. These decisions, properly, are made by the board based on its needs and those of the corporation, and on the qualifications, capacities and interests of its directors. We believe that the selection of a board chairman is the same kind of decision. The directors who serve on a board are best positioned to identify the director who has the skill and commitment to perform the chairman role effectively and who has the confidence and cooperation of the other directors.

The Company’s corporate governance structure, with its emphasis on independence, makes it unnecessary to have an inflexible requirement that the chairman of the board be an independent director. The Board currently includes 11 independent, non-management directors among its 12 members. The functions of the Board are carried out by the full Board, and when delegated, by Board committees. Each director is a full and equal participant in the Board’s deliberations and all Board committees, other than the Executive Committee, are comprised solely of independent directors. The independent members of the Board meet regularly in executive sessions that are not attended by the Chairman and Chief Executive Officer. We therefore are comfortable that the candor and objectivity of the Board’s deliberations are not affected by whether its chairman is independent or a member of management.

The proposal, if adopted, would eliminate the Board’s ability to organize its functions and execute its duties in the manner best suited to meet the Company’s changing needs.

The Board of Directors recommends a vote AGAINST this proposal.

7.    STOCKHOLDER PROPOSAL CONCERNING AVAILABILITY OF COMPANY

PRODUCTS TO CANADIAN WHOLESALERS

Howard J. Bicker, Executive Director, Minnesota State Board of Investment, 60 Empire Drive—Suite 355, St. Paul, MN 55103, owner of at least 2,491,445 shares of Common Stock of the Company, has given notice that it intends to present for action at the Annual Meeting the following resolution:

WHEREAS, current business practices of the company have resulted in a pricing structure that charges United States customers significantly higher prices for the same prescription medicines made available at significantly lower prices in Canada, other developed countries and world markets; and

WHEREAS, governmental agencies and individuals in the United States are demanding affordable drug prices and are taking actions to access lower priced products from Canada and other world markets; and

WHEREAS, according to published reports, the company has cut supplies of its medicines to Canadian wholesalers and companies that it claims allowed its product to be sold to Americans seeking lower prices available in the Canadian market; and

WHEREAS, according to published reports, the company’s actions have resulted in lawsuits and threatened lawsuits; and

WHEREAS, the company’s actions to limit supply of medicines in Canada may violate local, national and international laws and could result in large settlements, large awards of damages and potential punitive damages which would negatively impact the economic stability of the company and the value of its shares.

Resolved:

Shareholders request the Board of Directors to prepare a report on the effects on the long-term economic stability of the company and on the risks of liability to legal claims that arise from the company’s policy of limiting the availability of the company’s products to Canadian wholesalers or pharmacies that allow purchase of its products by U.S. residents. The report should be prepared at reasonable cost and omitting proprietary information, by September 30, 2005.

SUPPORTING STATEMENT

We urge shareholders to vote FOR this proposal.

Board of Directors Statement in Opposition to the Resolution

The products marketed in Canada by Merck subsidiary Merck Frosst Canada & Co. are approved for the Canadian market only. The importation of these products into the United States is a violation of U.S. law, which prohibits the importation of pharmaceuticals into the United States by anyone other than the manufacturer.

Merck supports the U.S. legal prohibition against importation. The Food and Drug Administration has expressed safety concerns about importing pharmaceuticals from outside of the U.S. regulatory system. We share these concerns and believe that allowing the importation of Canadian pharmaceuticals would increase the risk of counterfeit, adulterated or substandard medicines entering the U.S. marketplace. Merck Frosst therefore has reinforced with its customers its terms of sale prohibiting export of Merck Frosst products to purchasers in foreign countries, including the United States.

The proponent has requested that the Board prepare a report on the effect of the Company’s practices on the long-term economic stability of the Company and on its risk of liability to legal claims. The Company believes that its practices, which support U.S. law while ensuring an adequate supply of drugs for Canadian patients, further the Company’s economic stability and do not raise significant risk of liability.

In the Board’s view, the report called for by the proposal is unwarranted and the expenditure of Company resources to prepare the report would not be in the best interests of the Company or its stockholders.

The Board of Directors recommends a vote AGAINST this proposal.

8.    STOCKHOLDER PROPOSAL CONCERNING USE OF SHAREHOLDER RESOURCES

FOR POLITICAL PURPOSES

The Nathan Cummings Foundation, 475 Tenth Avenue, 14th Floor, New York, NY 10018, owner of 59,600 shares of Common Stock of the Company, and four co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

RESOLVED, that the shareholders of Merck (“Company”) hereby request that the Company provide a report updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary contributions to political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code including the following:

a.	An accounting of the Company’s funds contributed to any of the persons described above;

b.	The business rationale for each of the Company’s political contributions; and

c.	Identification of the person or persons in the Company who participated in making the decisions to contribute.

This report shall be posted on the company’s website to reduce costs to shareholders.

Statement of Support:

As long-term shareholders of Merck, we support policies that apply transparency and accountability to corporate political giving. In our view, such disclosure is consistent with public policy in regard to public company disclosure.

There are various disclosure requirements for political contributions, but they are difficult for shareholders to access and are not complete. Although the Bi-Partisan Campaign Reform Act enacted in 2002 prohibits corporate contributions to political parties at the federal level, corporate soft money state-level contributions are legal in 49 states, and disclosure standards vary widely.

Corporations can also make unlimited contributions to “Section 527” organizations, political committees formed for the purpose of influencing elections, but not supporting or opposing specific candidates. These do not have to be reported.

Between January 1, 1991 and December 31, 2002 the Pharmaceutical Research and Manufacturers Association (PhRMA)—of which the company is a dues-paying member—gave $35.5 million in soft money political contributions. (Follow the Dollar Report, July 1, 2003, Common Cause).

Company executives exercise wide discretion over the use of corporate resources for political purposes. They make decisions without a stated business rational for such donations. In 2001-02, the last fully reported election cycle, Merck contributed at least $85,900. (The Center for Responsive Politics, Soft Money Donors, http://www.opensecrets.org/softmoney).

Relying only on the limited data available from Federal Election Commission and the Internal Revenue Service, the Center for Responsive Politics, a leading campaign finance watchdog organization, provides an incomplete picture of the Company’s political donations.

Proponents believe our company should be using its resources to win in the marketplace through superior products and services to its customers, not because it has superior access to political leaders. Political power can change, leaving companies relying on this strategy vulnerable.

Finally, the requested report represents a minimal cost to the company, as presumably management already monitors corporate resources used for such purposes. Although lacking a business rationale for such contributions, our peer company Pfizer discloses these contributions on an annual basis.

There is currently no single source of information that provides the information sought by this resolution. That is why we urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition to the Resolution

The Company is committed to participating constructively in the political process. Efforts to control healthcare costs, including prescription drug costs, and other changes to the U.S. healthcare system that will directly affect the Company’s business and the incentives for pharmaceutical innovation continue to be debated at the federal and state government level. It is appropriate for the Company to help inform this debate. Merck contributes to state candidates in the states where such corporate contributions are allowed by law. Merck does not contribute corporate funds to any federal political candidates or national party committees. Moreover, for state candidate contributions, Merck has a formal Corporate Contributions Committee that oversees such contributions and retains an outside election counsel to review all political disbursements.

Within this context, the Company believes it is important to support state candidates from all parties who believe in:

•	Improving access to medicines based on free market principles of competition, consumer choice and innovation;

•	Protection of our intellectual property rights;

•	Government support of basic research; and

•	Efficient and effective regulatory systems.

Merck contributions to state and local candidates are disclosed by recipients on public reports filed by the recipients. Merck only contributes to section 527 organizations which are affiliated with state candidates and/or state political parties. These contributions are also disclosed by those organizations on public reports filed either with the Internal Revenue Service, which makes this information available to the public on its website, or with state campaign finance officials. Merck does not contribute to independent section 527 organizations. Merck complies with all current disclosure requirements as prescribed by federal and local laws and Generally Accepted Accounting Principles.

Merck also provides an opportunity for employees to participate in the political process by joining a non-partisan political action committee (PAC) which allows them to pool their financial resources to support federal and state candidates. Except for a small amount of money used for administrative expenses, The Merck Employees Political Action Committee (Merck PAC) is completely comprised of funds voluntarily contributed by eligible Merck employees. The PAC activity is federally regulated and all contributions are fully publicly disclosed in reports filed with the Federal Election Commission. The reports include itemization of all receipts and disbursements of $200 or more and currently are available on the Federal Election Commission’s website—www.FEC.gov.

The Board recognizes that the use of Company resources within the political process is an important issue for stockholders. Consequently, to improve access to information about Merck PAC contributions, the Company will post a link on its website to Merck PAC data on the Federal Election Commission’s website. In addition, the Company will annually post information on its website about Merck’s corporate contributions in the United States, categorized by state, candidate office and amount. This information will be posted during the first quarter of 2006 and will reflect 2005 corporate contributions. It will be updated annually.

The Board believes that its voluntary and required disclosures provide stockholders with extensive information and that the additional information requested by the proponents would be burdensome for the Company to provide and would not be useful to shareholders.

The Board of Directors recommends a vote AGAINST this proposal.

9.    STOCKHOLDER PROPOSAL CONCERNING A REPORT RELATED TO THE

GLOBAL HIV/AIDS-TB-MALARIA PANDEMICS

The Unitarian Universalist Service Committee, 130 Prospect Street, Cambridge, MA 02139, owner of 100 shares of Common Stock of the Company, and 16 co-proponents, whose names, addresses and shareholdings will be furnished by the Company upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

Resolved:

Shareholders request that our Board review the economic effects of the HIV/AIDS, tuberculosis and malaria pandemics on the company’s business strategy, and its initiatives to date, and report to shareholders within six (6) months following the 2005 annual meeting. This report, developed at reasonable costs and omitting proprietary information, will identify the impacts of these pandemics on the company.

Supporting Statement:

We believe that HIV/AIDS, Tuberculosis (TB) and Malaria pose major risks to the long-term financial health of firms, like Merck, that operate in emerging markets.

Our company is involved in the production of medicines to treat these pandemics, which can save and extend the lives of millions of people. Therefore our company can and should play a key role in addressing the economic, political, and moral emergencies of HIV-TB-Malaria in sub-Saharan Africa, India, China, Southeast Asia, and Russia.

The crisis of HIV/AIDS in Africa, with half of all global HIV/AIDS cases, is well known. UNAIDS—the joint United Nations AIDS program—reports life expectancy in much of southern Africa has declined by over half, to barely thirty years.

New research also shows disturbing trends in Asian markets. 7.4 million people in Asia are living with HIV, says UNAIDS. India has the greatest number of people living with HIV in the world, says Richard Feachem, who runs the Global Fund to Fight AIDS-TB-Malaria. New infection rates in Asia are at all-time highs.

Foreign Affairs reported in December 2002 that even moderate HIV pandemics in India and China may reduce per capita GNP by 2025 to virtually 2000 levels—wiping out a generation’s worth of economic growth.

In China, UNAIDS projects 10 million infections by 2010. Stephen Roach, Morgan Stanley’s Chief Economist, wrote in June 2004 that “all the economic growth in the world cannot possibly compensate for the devastation China would face if [UNAIDS] projections were to come to pass.”

Despite these warnings, a 2004 World Economic Forum report concluded “firms are not particularly active in combating HIV/AIDS” and “businesses appear to be making decisions based on a patchy assessment of the risks they face.”

Unfortunately, “most companies do not yet report appropriate data for investors to make informed decisions about the impact of HIV/AIDS,” says a 2003 survey of corporations by UNAIDS. We believe, to date, our company’s reporting has also been inadequate.

In contrast to our company’s performance, several large-cap firms make reporting on infectious diseases best practice. In 2004, Coca-Cola shareholders approved a resolution seeking such a report with 98% support. Coca-Cola’s subsequent report notes “the moral and business imperatives are of equal importance” in responding to HIV/AIDS.

Our experience with Coca-Cola and other leading companies demonstrates that these reports need not be onerous. In our opinion, shareholders must fully understand the threats posed by these diseases in order to make informed assessments of our company’s value.

We urge shareholders to vote FOR this resolution.

Board of Directors Statement in Opposition to the Resolution

The Board of Directors agrees that the private sector has an important role in moving rapidly to ameliorate the effects of malaria, tuberculosis and HIV/AIDS, which all continue to have a profound effect on global health in the developing world.

The Company has been involved in the HIV/AIDS battle for nearly two decades, starting with the launch of a full-scale HIV research program in 1986. This research program has become one of the largest in Merck’s 100-year history, resulting in the discovery of two treatments: CRIXIVAN (indinavir sulfate) in 1996, followed two years later by STOCRIN (efavirenz)7, a non-nucleoside reverse transcriptase inhibitor—or NNRTI. In 2003, the Company introduced a new 600 mg tablet of STOCRIN, making it the only licensed once-daily NNRTI available in developing countries.

Since our HIV products first reached the market, we have worked to help expand access to them, particularly to patients in countries that are the poorest and hardest hit by the pandemic.

Today, 20 years into the epidemic, the Company is widely recognized as a worldwide leader in HIV/AIDS research and development and in providing and creating access to medicines and information to address the impact of diseases in a variety of resource-scarce settings in the developing world. As examples:

•	The Company sells its current HIV/AIDS medicines in the poorest countries and those hardest hit by the HIV epidemic at prices where Merck does not profit, and offers significant discounts in other developing countries. To date, we have offered our antiretroviral medicines at the discounted prices to purchasers in the public and private sectors in more than 110 countries. Medicines have already been shipped and are reaching patients in 68 countries. As of the end of October 2004, more than 180,000 patients were being treated with regimens containing CRIXIVAN or STOCRIN in the developing world.

•	In 2000, the Company spearheaded an initiative with the Bill & Melinda Gates Foundation and the Government of Botswana to help confront Botswana’s HIV/AIDS epidemic. The partnership, known as the African Comprehensive HIV/AIDS Partnerships (or ACHAP), supports a comprehensive approach to HIV/AIDS prevention, care, treatment and support. As a result of this initiative, more than 30,000 people in Botswana are enrolled in the country’s national antiretroviral (“ARV”) treatment program, making it the largest government-led treatment program on the African continent. The Botswana/Gates/Merck partnership is providing a model of best practices that could potentially be adapted by other countries facing similar challenges.

•	In July 2004, Merck granted a non-exclusive royalty-free patent license for the manufacture and sale of generic efavirenz to Thembalami Pharmaceuticals Ltd., the joint venture partner of Adcock-Ingram, for South Africa and other countries in the Southern African Development Community to further improve access to HIV/AIDS care and treatment.

•	Merck is an active participant in the UN/Industry Accelerating Access Initiative (AAI)—a cooperative endeavor among five UN agencies and seven pharmaceutical companies—to identify practical and specific ways to accelerate access to HIV-related care and treatment in developing countries. Since AAI’s launch in May 2000, 49 countries have received increased access to ARV treatment at significantly reduced drug prices. Through their efforts, by the end of September 2004, more than 333,000 HIV patients in developing countries were receiving ARV treatments through the Initiative. From September 2003 to September 2004, the estimated number of patients treated in Africa with ARVs supplied by AAI companies increased by more than 50 percent, reaching 157,500.

7 Bristol-Myers Squibb markets efavirenz (trademarked Sustiva) in the U.S., Canada and certain countries in Europe, while Merck makes the medicine available (as STOCRIN) elsewhere in the world.

While the goal is life-long control of HIV, issues of tolerability and adherence have made this goal more challenging for many patients and have led to the selection and transmission of therapy-resistant viral variants. To address these needs, Merck scientists are investigating a number of novel therapeutic agents, including HIV integrase enzyme inhibitors, to see if they are effective against resistant viruses and to see if they are more tolerable and easier to use. Merck also is currently testing a vaccine in collaboration with the National Institutes of Health (NIH)—sponsored HIV Vaccine Trials Network (HVTN) to prevent and/or attenuate HIV-1 infection and potentially decrease transmission.

In addition, Merck, Bristol-Myers Squibb and Gilead announced, in May 2004, plans to develop a once-a-day, fixed dose combination of three anti-HIV drugs—Viread (tenofovir disoproxil fumarate), Emtriva (emtricitabine) and STOCRIN—in response to the need for simplified treatment regimens, particularly in resource-constrained settings. The multi-company effort to create a fixed-dose product with three patented HIV/AIDS medicines is the first of its kind in the field of HIV.

Merck’s commitment and actions in the global fight against HIV/AIDS are recognized by key opinion leaders worldwide. In 2004, the Black AIDS Institute named Merck as its 2004 Corporate Hero for its contributions to the fight against AIDS, while AIDS Empowerment and Treatment International bestowed its PLWHA (People Living With HIV/AIDS) Appreciation Award to Merck at a ceremony in Addis Ababa, Ethiopia, in December.

Because of the availability of new scientific leads in HIV/AIDS research that could lead to breakthrough medicines and vaccines, Merck has chosen to focus its efforts in this area. We currently do not have active programs in the areas of malaria or tuberculosis research. It should be noted, however, that the development of safe and effective medicines for HIV has the potential to help reduce the morbidity and mortality of tuberculosis.

We should also note that Merck has one of the private sector’s foremost global HIV/AIDS, TB and malaria workplace policies. The policy seeks to ensure that all Merck employees and their dependents have access to appropriate prevention programs and a minimum standard of treatment and care, regardless of work location.

More information about the Company’s HIV/AIDS initiatives can be found at www.merck.com/about/cr. In addition, Merck will publish a Corporate Responsibility Annual Report in the first half of 2005, which will include information on the impact of the HIV/AIDS epidemic on the Company’s business strategy and further details on its initiatives to date.

The Board believes the additional reviews and a report specifically on HIV/AIDS, tuberculosis and malaria required by the proposal are unnecessary and would use resources that could be more effectively applied to continuing and supporting the Company’s HIV/AIDS initiatives.

The Board of Directors recommends a vote AGAINST this proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. We are not aware of any beneficial owner of more than 10 percent of Merck Common Stock.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors were complied with during the 2004 fiscal year except that a Form 4 to report the deferral of cash into the Merck Common Stock account of Margaret G. McGlynn, President, U.S. Human Health, under the Merck Deferral Program, was filed late.

Other Matters

The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

MERCK & CO., INC.

March 10, 2005

MERCK & CO., INC. ONE MERCK DRIVE P.O. BOX 100 WHITEHOUSE STATION, NJ 08889

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2005. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M. Eastern Time on April 25, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return to MERCK & CO., INC., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MCKCO1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERCK & CO., INC.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	Election of Directors – The Board of Directors recommends a vote FOR the Nominees listed below:						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
	01)	Rochelle B. Lazarus	05)	Anne M. Tatlock
	02)	William G. Bowen	06)	Samuel O. Thier
	03)	Raymond V. Gilmartin	07)	Wendell P. Weeks			☐	☐	☐
	04)	Thomas E. Shenk	08)	Peter C. Wendell
				For	Against	Abstain
2.	Ratification of the appointment of the Company’s independent registered public accounting firm for 2005			☐	☐	☐					For	Against	Abstain

The Board of Directors recommends a vote AGAINST Items 3 through 9.							6.	Stockholder Proposal Concerning Separating the Roles of Board Chair and CEO			☐	☐	☐

3.	Stockholder Proposal Concerning Stock Option Awards			☐	☐	☐	7.	Stockholder Proposal Concerning Availability of Company Products to Canadian Wholesalers			☐	☐	☐

4.	Stockholder Proposal Concerning Subjecting Non-Deductible Executive Compensation to Shareholder Vote			☐	☐	☐	8.	Stockholder Proposal Concerning Use of Shareholder Resources for Political Purposes			☐	☐	☐

5.	Stockholder Proposal Concerning Elimination of Animal-Based Test Methods			☐	☐	☐	9.	Stockholder Proposal Concerning a Report Related to the Global HIV/AIDS-TB-Malaria Pandemics			☐	☐	☐

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.						☐	Please indicate if you wish to view Proxy Statement and Annual Report electronically via the Internet rather than receiving a hard copy. You will continue to receive a Proxy Card for voting purposes only.				Yes ☐	No ☐
							Please indicate if you plan to attend this meeting.				☐	☐

	Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)			Date

ADMISSION TICKET

Annual Meeting of Stockholders

Tuesday, April 26, 2005, at 2:00 p.m.

Edward Nash Theatre, Raritan Valley Community College

Route 28 and Lamington Road, North Branch, New Jersey

Follow Raritan Valley Community College signs at Exit 26 on Interstate 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5, which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the Theatre will be available.

This ticket admits the named Stockholder(s) and one guest.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RAYMOND V. GILMARTIN, KENNETH C. FRAZIER and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 26, 2005, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR Items 1 and 2 and AGAINST Items 3 through 9.

IF YOU VOTE BY TELEPHONE OR BY INTERNET, DO NOT MAIL THE PROXY CARD. YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE IN THE SAME MANNER AS IF YOU VOTED YOUR PROXY CARD EXCEPT FOR THE CUMULATIVE VOTING FEATURE APPLICABLE TO THE ELECTION OF DIRECTORS, WHICH IS ONLY AVAILABLE BY VOTING THE PROXY CARD. THE TELEPHONE AND INTERNET VOTING FACILITIES WILL CLOSE AT 11:59 P.M. ON APRIL 25, 2005.

CUMULATE____________________________________________________________________________________________

_______________________________________________________________________________________________________

(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)

Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

(Continued, and to be signed and dated on the reverse side.)